Exhibit 1

Execution Copy

SECURITIES PURCHASE AGREEMENT

AND

AMENDMENT NUMBER 1 TO INVESTMENT AGREEMENT

This Securities Purchase Agreement and Amendment Number 1 to the Investment Agreement by and between the Company and the Purchaser, dated June 14, 2010 (the “Investment Agreement”) (this “Agreement”) is dated as of May 31, 2012, between BNC Bancorp., a corporation organized under the laws of North Carolina (the “Company”), and Aquiline BNC Holdings LLC, a Delaware limited liability company (including its successors and assigns, the “Purchaser”).

RECITALS

A. The Company and the Purchaser are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 of Regulation D (“Regulation D”) as promulgated by the United States Securities and Exchange Commission (the “Commission”) under the Securities Act.

B. The Purchaser wishes to purchase, and the Company wishes to sell, upon the terms and conditions stated in this Agreement, (i) that aggregate number of shares of the Company’s mandatorily convertible cumulative non-voting perpetual preferred stock, Series C, $1,000.00 liquidation preference per share (the “Series C Preferred Stock”) and (ii) that aggregate number of shares of the Company’s mandatorily convertible cumulative non-voting perpetual preferred stock, Series B-1, $1,000.00 liquidation preference per share (the “Series B-1 Preferred Stock”, and together with the Series C Preferred Stock, the “Preferred Stock”), set forth below the Purchaser’s name on the signature page of this Agreement (which aggregate amount shall be 4,300 shares of Series C Preferred Stock and 21,115 shares of Series B-1 Preferred Stock, and such shares of Series C Preferred Stock and Series B-1 Preferred Stock shall be collectively referred to herein as the “Preferred Shares”). When purchased, the Preferred Stock will have the terms set forth in (i) the articles of amendment for the Series C Preferred Stock to be issued to the Purchaser in the form attached as Exhibit A-1 hereto (the “Series C Preferred Stock Articles of Amendment”) and, (ii) the articles of amendment for the Series B-1 Preferred Stock to be issued to the Purchaser in the form attached hereto as Exhibit A-2 (the “Series B-1 Preferred Stock Articles of Amendment”, and together with the Series C Preferred Stock Articles of Amendment, the “Articles of Amendment”) each made a part of the Company’s Articles of Incorporation, as amended (the “Articles of Incorporation”), by the filing of the Articles of Amendment with the North Carolina Department of the Secretary of the State (the “Secretary of State”). The Series C Preferred Stock will be convertible into shares of voting common stock, no par value (the “Voting Common Stock”), of the Company, and the Series B-1 Preferred Stock will be convertible into shares of non-voting common stock, no par value (the “Non-Voting Common Stock” and together with the Voting Common Stock, the “Common Stock”) of the Company, in each case, subject to and in accordance with the terms and conditions of the Articles of Amendment. The Non-Voting Common Stock will be convertible into Voting Common Stock in accordance with the terms of the Articles of Incorporation. The Shares of Common Stock into which the Preferred Stock is convertible and the shares of Voting Common Stock into which the Non-Voting Common Stock is convertible are referred to herein as the “Underlying Shares” and the Underlying Shares and the Preferred Shares are referred to herein, collectively, as the “Securities.”

C. To reflect the transactions contemplated by this Agreement, the Company and the Purchaser wish to amend certain provisions of the Investment Agreement.

D. The Company has engaged Keefe, Bruyette & Woods, Inc. as its lead placement agent (the “Lead Placement Agent”) and Sandler O’Neill & Partners, L.P. as a co-placement agent (the “Co-Placement Agent”, and together with the Lead Placement Agent, the “Placement Agents”) for the offering of the Securities.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Purchaser hereby agree as follows:

ARTICLE 1:

DEFINITIONS

1.1 Definitions. In addition to the terms defined elsewhere in this Agreement, for all purposes of this Agreement, the following terms shall have the meanings indicated in this Section 1.1:

“Action” means any action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or, to the Company’s Knowledge, threatened in writing against the Company, any Subsidiary or any of their respective properties or any officer, director or employee of the Company or any Subsidiary acting in his or her capacity as an officer, director or employee before or by any federal, state, county, local or foreign court, arbitrator, governmental or administrative agency, regulatory authority, stock market, stock exchange or trading facility.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, is controlled by or is under common control with such Person, as such terms are used in and construed under Rule 405 under the Securities Act.

“Agreement” shall have the meaning ascribed to such term in the Preamble.

“Articles of Amendment” has the meaning set forth in the Recitals.

“Articles of Incorporation” has the meaning set forth in the Recitals.

“Bank” has the meaning set forth in Section 3.1(a).

“BHCA” has the meaning set forth in Section 3.1(b).

“Business Day” means a day, other than a Saturday or Sunday, on which banks in New York City are open for the general transaction of business.

“Closing” has the meaning set forth in Section 2.1(b)

“Closing Date” means June 8, 2012, or such other date as the parties may agree.

“Code” means the Internal Revenue Code of 1986, as amended, including the regulations and published interpretations thereunder.

“Commission” has the meaning set forth in the Recitals.

“Common Stock” has the meaning set forth in the Recitals, and also includes any securities into which the Common Stock may hereafter be reclassified or changed.

“Company Deliverables” has the meaning set forth in Section 2.2(a).

“Company Counsel” means Womble Carlyle Sandridge & Rice, LLP.

“Company Reports” has the meaning set forth in Section 3.1(kk).

“Company’s Knowledge” means with respect to any statement made to the knowledge of the Company, that the statement is based upon the actual knowledge of the executive officers of the Company having responsibility for the matter or matters that are the subject of the statement after reasonable investigation.

“Control” (including the terms “controlling”, “controlled by” or “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Co-Placement Agent” has the meaning set forth in the Recitals.

“DTC” means The Depository Trust Company.

“Effectiveness Date” has the meaning set forth in Section 6.16.

“Environmental Laws” has the meaning set forth in Section 3.1(1).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder.

“ERISA Affiliate”, as applied to the Company, means any Person under common control with the Company, who together with the Company, is treated as a single employer within the meaning of Section 414(b), (c), (m) or (0) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“FDIC” means the Federal Deposit Insurance Corporation.

“FRB” means the Board of Governors of the Federal Reserve System.

“Filing Deadline” means, with respect to the Initial Registration Statement required to be filed pursuant to Section 2(a), the 60th calendar day following the Closing Date, provided, that if the Filing Deadline falls on a Saturday, Sunday or other day that the Commission is closed for business, the Filing Deadline shall be extended to the next business day on which the Commission is open for business.

“GAAP” means U.S. generally accepted accounting principles, as applied by the Company.

“Indemnified Person” has the meaning set forth in Section 4.8(a).

“Intellectual Property” has the meaning set forth in Section 3.1(r).

“Investment Agreement” has the meaning set forth in the Recitals.

“Lead Placement Agent” has the meaning set forth in the Recitals.

“Lien” means any lien, charge, claim, encumbrance, security interest, right of first refusal, preemptive right or other restrictions of any kind.

“Material Adverse Effect” means any of (i) a material and adverse effect on the legality, validity or enforceability of this Agreement, the Investment Agreement, or the Articles of Amendment (ii) a material and adverse effect on the results of operations, assets, properties, business, condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole, or (iii) any adverse impairment to the Company’s ability to perform in any material respect on a timely basis its obligations under this Agreement, Investment Agreement, or the Articles of Amendment; provided, that in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect to the extent resulting from the following: (A) changes, after the date hereof, in U.S. GAAP or regulatory accounting principles generally applicable to banks, savings associations or their holding companies, (B) changes, after the date hereof, in applicable laws, rules and regulations or interpretations thereof by any court, administrative agency or other governmental authority, whether federal, state, local or foreign, or any applicable industry self-regulatory organization, (C) actions or omissions of the Company expressly required by the terms of this Agreement or taken with the prior written consent of an affected Purchaser, (D) changes, after the date hereof, in general economic, monetary or financial conditions, (E) changes in the market price or trading volumes of the Common Stock (but not the underlying causes of such changes), (F) changes in global or national political conditions, including the outbreak or escalation of war or acts of terrorism and (G) the public disclosure of this Agreement or the transactions contemplated hereby; except, with respect to clauses (A), (B), (D) and (F), to the extent that the effects of such changes have a disproportionate effect on the Company and the Subsidiaries, taken as a whole, relative to other similarly situated banks, savings associations or their holding companies generally.

“Material Contract” means any contract of the Company that was filed as an exhibit to the SEC Reports pursuant to Item 601 of Regulation S-K.

“Material Permits” has the meaning set forth in Section 3.1 (p).

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Company or any ERISA Affiliate is making, or is accruing an obligation to make, contributions or has made, or been obligated to make, contributions within the preceding six (6) years.

“NASDAQ” means the NASDAQ Capital Market.

“NCCOB” North Carolina Commissioner of Banks.

“New York Courts” has the meaning set forth in Section 6.8.

“NYSE” means the New York Stock Exchange.

“Outside Date” means Friday, June 29, 2012.

“Pension Plan” means any employee pension benefit plan within the meaning of Section 3(2) of ERISA, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA and which (i) is maintained for employees of the Company or any of its ERISA Affiliates or (ii) has at any time during the last six (6) years been maintained for the employees of the Company or any current or former ERISA Affiliate.

“Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization or governmental authority.

“Placement Agents” has the meaning set forth in the Recitals.

“Preferred Shares” has the meaning set forth in the Recitals.

“Preferred Stock” has the meaning set forth in the Recitals

“Principal Trading Market” means the Trading Market on which the Common Stock is primarily listed on and quoted for trading, which, as of the date of this Agreement and the Closing Date, shall be NASDAQ.

“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened.

“Purchase Price” means $1,000.00 per Preferred Share.

“Purchaser Deliverables” has the meaning set forth in Section 2.2(b).

“Registration Statement” means a registration statement meeting the requirements set forth in the this Agreement and in the Investment Agreement and covering the resale by the Purchaser of the Registrable Securities (as defined in the Investment Agreement, as amended by this Agreement).

“Regulation D” has the meaning set forth in the Recitals.

“Regulatory Agreement” has the meaning set forth in Section 3.1(mm).

“Required Approvals” has the meaning set forth in Section 3.1(e).

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“SEC Reports” has the meaning set forth in Section 3.1(h).

“Secretary of State” has the meaning set forth in the Recitals.

“Secretary’s Certificate” has the meaning set forth in Section 2.2(a)(v).

“Securities” has the meaning set forth in the Recitals.

“Securities Act” has the meaning set forth in the Recitals.

“Series B-1 Preferred Stock Articles of Amendment” has the meaning set forth in the Recitals.

“Series C Preferred Stock Articles of Amendment” has the meaning set forth in the Recitals.

“Series B-1 Preferred Stock” has the meaning set forth in the Recitals.

“Series C Preferred Stock” has the meaning set forth in the Recitals.

“Shareholder Approvals” has the meaning set forth in Section 4.11.

“Shareholder Proposals” has the meaning set forth in Section 4.11.

“Subscription Amount” means the aggregate amount to be paid for the Preferred Shares purchased hereunder as indicated on the signature page to this Agreement next to the heading “Aggregate Purchase Price (Subscription Amount)”.

“Subsidiary” means any entity in which the Company, directly or indirectly, owns sufficient capital stock or holds a sufficient equity or similar interest such that it is consolidated with the Company in the financial statements of the Company.

“Trading Day” means (i) a day on which the Common Stock is listed or quoted and traded on its Principal Trading Market (other than the OTC Bulletin Board), or (ii) if the Common Stock is not listed on a Trading Market (other than the OTC Bulletin Board), a day on which the Common Stock is traded in the over-the-counter market, as reported by the OTC Bulletin Board, or (iii) if the Common Stock is not quoted on any Trading Market, a day on which the Common Stock is quoted in the over-the-counter market as reported in the “pink sheets” by OTC Markets Group Inc. (or any similar organization or agency succeeding to its functions of reporting prices); provided, that in the event that the Common Stock is not listed or quoted as set forth in (i), (ii) and (iii) hereof, then Trading Day shall mean a Business Day.

“Trading Market” means whichever of the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market, the NYSE, the NYSE MKT, or the OTC Bulletin Board on which the Common Stock is listed or quoted for trading on the date in question.

“Transaction Documents” means this Agreement, the schedules and exhibits attached hereto, the Articles of Amendment, and any other documents or agreements executed in connection with the transactions contemplated hereunder.

“Transfer Agent” means Registrar and Transfer Company, or any successor transfer agent for the Company.

“Treasury Warrant” has the meaning set forth in Section 3.1(g).

“Underlying Shares” has the meaning set forth in the Recitals.

ARTICLE 2:

PURCHASE AND SALE

2.1 Closing.

(a) Purchase of Preferred Shares. Subject to the terms and conditions set forth in this Agreement, at the Closing the Company shall issue and sell to the Purchaser, and the Purchaser shall purchase from the Company, the number of Preferred Shares set forth below the Purchaser’s name on the signature page of this Agreement at a per Preferred Share price equal to the Purchase Price. Notwithstanding the above, the Purchaser shall not be obligated to purchase any Preferred Shares to the extent such purchase would result in Purchaser’s aggregate ownership of equity for purposes of the BHCA and the Change in Bank Control Act exceeding (i) 9.9% of the number of shares of Voting Common Stock issued and outstanding or (ii) 33.3% of the total shareholders’ equity of the Company.

(b) Payment by Purchaser; Issuance of Shares. On or prior to 10:00 a.m. New York City time on the Closing Date, and subject to the satisfaction or waiver of all closing conditions set forth in Section 5, (i) the Purchaser will pay to the Company in accordance with its written instructions by wire transfer of immediately available funds, the full Subscription Amount payable under this Agreement and (ii) the Company will, against payment by the Purchaser of the Subscription Amount, issue instructions to the Transfer Agent authorizing the issuance in certificated form of the number of Preferred Shares specified on the Purchaser’s signature page hereto (the “Stock Certificates”), or as otherwise set forth on the Stock Certificate Questionnaire included as Exhibit C-2 hereto.

(c) Closing Date. The Closing of the purchase and sale of the Preferred Shares shall take place at 10:00 a.m., New York City time, at the offices of Company Counsel, on the Closing Date or remotely by facsimile transmission or other electronic means or at such other time or location as the parties may mutually agree, but not later than the Outside Date. The “Closing” means the release of funds and issuance by the Company of Preferred Shares as contemplated hereby, all of which shall be deemed to have happened concurrently.

2.2 Closing Deliveries.

(a) On or prior to the Closing, the Company shall issue, deliver or cause to be delivered to the Purchaser the following (the “Company Deliverables”):

(i) this Agreement, duly executed by the Company;

(ii) the Company shall cause the Transfer Agent to issue, in book-entry form the number of Preferred Shares specified on the Purchaser’s signature page hereto (or, if the Company and the Purchaser shall have agreed, as indicated on the Purchaser’s signature pages hereto, that the Purchaser will receive Stock Certificates for their Preferred Shares, then the Company shall instead instruct the Transfer Agent to issue such specified Stock Certificates registered in the name of the Purchaser or as otherwise set forth on the Stock Certificate Questionnaire);

(iii) a legal opinion of Company’s Counsel, dated as of the Closing Date and in the form attached hereto as Exhibit D, executed by such counsel and addressed to the Purchaser;

(iv) Intentionally Omitted;

(v) Intentionally Omitted;

(vi) a certificate of the Secretary of the Company, in the form attached hereto as Exhibit E (the “Secretary’s Certificate”), dated as of the Closing Date, (a) certifying the resolutions adopted by the Board of Directors of the Company or a duly authorized committee thereof approving the transactions contemplated by this Agreement and the other Transaction Documents and the issuance of the Securities, (b) certifying the current version of the Articles of Incorporation, as amended, and by-laws, as amended, of the Company and (c) certifying as to the signatures and authority of persons signing the Transaction Documents and related documents on behalf of the Company; and

(vii) the Compliance Certificate referred to in Section 5.l(f).

(b) The Purchaser shall deliver or cause to be delivered to the Company, as applicable, on or prior to the Closing Date, the following (the “Purchaser Deliverables”):

(i) this Agreement, duly executed by the Purchaser;

(ii) Intentionally Omitted;

(iii) upon request of the Company, a fully completed and duly executed Accredited Investor Questionnaire, reasonably satisfactory to the Company, and the Stock Certificate Questionnaire in the forms attached hereto as Exhibits C-1 and C-2 , respectively; and

(iv) its Subscription Amount, in United States dollars and in immediately available funds, in the amount indicated below the Purchaser’s name on the applicable signature page hereto under the heading “Aggregate Purchase Price (Subscription Amount)” by wire transfer to the Company in accordance with the Company’s written instructions.

(c) Intentionally Omitted.

ARTICLE 3:

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of the Company. The Company hereby represents and warrants as of the date hereof and as of the Closing Date (except for the representations and warranties that speak as of a specific date, which shall be made as of such date), to the Purchaser that:

(a) Subsidiaries. The Company has no direct or indirect Subsidiaries other than as set forth in Exhibit G. The Company owns, directly or indirectly, all of the capital stock or comparable equity interests of each Subsidiary free and clear of any and all Liens, and all the issued and outstanding shares of capital stock or comparable equity interest of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities. No equity security of any Subsidiary is or may be required to be issued by reason of any option, warrant, scrip, preemptive right, right to subscribe to, gross-up right, call or commitment of any character whatsoever relating to, or security or right convertible into, shares of any capital stock of such Subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Subsidiary is bound to issue additional shares of its capital stock, or any option, warrant or right to purchase or acquire any additional shares of its capital stock. Except in respect of the Subsidiaries, the Company does not beneficially own, directly or indirectly, more than 5% of any class of equity securities or similar interests of any corporation, bank, business trust, association or similar organization, and is not, directly or indirectly, a partner in any partnership or party to any joint venture. The Company beneficially owns all of the outstanding capital securities and has sole Control of the Bank of North Carolina (the “Bank”).

(b) Organization and Qualification. The Company and each of its “Significant Subsidiaries” (as defined in Rule 1-02 of Regulation S-X) (“Significant Subsidiaries”) is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (as applicable), with the requisite power and authority to own or lease and use its properties and assets and to carry on its business as currently conducted. Neither the Company nor any Significant Subsidiary is in violation of any of the provisions of its respective articles or certificate of incorporation, bylaws or other organizational or charter documents. The Company and each of its Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not in the reasonable judgment of the Company be expected to have a Material Adverse Effect. The Company is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHCA”). The Bank’s deposit accounts are insured up to applicable limits by the FDIC, and all premiums and assessments required to be paid in connection therewith have been paid (after giving effect to any applicable extensions). The Company and each of its Significant Subsidiaries have conducted their respective businesses in compliance with all applicable federal, state and foreign laws, orders, judgments, decrees, rules, regulations and applicable stock exchange requirements, including all laws and regulations restricting activities of bank holding companies and banking organizations, except for any noncompliance that, individually or in the aggregate, has not had and would not be reasonably expected to have a Material Adverse Effect.

(c) Authorization: Enforcement: Validity. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by each of the Transaction Documents to which it is a party and otherwise to carry out its obligations hereunder and thereunder, including, without limitation, to issue the Preferred Shares in accordance with the terms hereof and, subject to the Shareholder Approvals, to issue the Underlying Shares in accordance with the Articles of Amendment. The Company’s execution and delivery of each of the Transaction Documents to which it is a party and the consummation by it of the transactions contemplated hereby and thereby (including, but not limited to, the sale and delivery of the Preferred Shares and the Underlying Shares) have been duly authorized by all necessary corporate action on the part of the Company, and no further corporate action is required by the Company, its Board of Directors or its shareholders in connection therewith other than in connection with the Required Approvals. Each of the Transaction Documents to which it is a party has been (or upon delivery will have been) duly executed by the Company and is, or when delivered in accordance with the terms hereof, will constitute the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law. Except for Material Contracts, there are no shareholder agreements, voting agreements, or other similar arrangements with respect to the Company’s capital stock to which the Company is a party or, to the Company’s Knowledge, between or among any of the Company’s shareholders.

(d) No Conflicts. The execution, delivery and performance by the Company of the Transaction Documents to which it is a party and the consummation by the Company of the transactions contemplated hereby or thereby (including, without limitation, the issuance of the Preferred Shares and the Underlying Shares) do not and will not (i) conflict with or violate any provisions of the Company’s or any Subsidiary’s articles or certificate of incorporation, bylaws or otherwise result in a violation of the organizational documents of the Company or any Subsidiary, (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would result in a default) under, result in the creation of any Lien upon any of the properties or assets of the Company or any Significant Subsidiary or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any Material Contract, or (iii) subject to the Required Approvals, conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company is subject (including federal and state securities laws and regulations and the rules and regulations, assuming the correctness of the representations and warranties made by the Purchaser herein, of any self-regulatory organization to which the Company or its securities are subject, including all applicable Trading Markets), or by which any property or asset of the Company is bound or affected, except in the case of clauses (ii) and (iii) such as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the investment by Purchaser in the Preferred Shares nor the issuance of Voting Common Stock upon the conversion of Series C Preferred Stock and the Non-Voting Common Stock, or the issuance of the Non-Voting Common Stock triggers any change of control provisions of any Material Contract.

(e) Filings, Consents and Approvals. Neither the Company nor any of its Subsidiaries is required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Company of the Transaction Documents (including, without limitation, the issuance of the Preferred Shares and the Underlying Shares), other than (i) obtaining the Shareholder Approvals to issue the Underlying Shares in accordance with the terms of the applicable Articles of Amendment, (ii) the filing of each of the Articles of Amendment with the Secretary of State, (iii) the filing with the Commission of one or more

Registration Statements in accordance with the requirements of the this Agreement or the Investment Agreement, (iv) filings required by applicable state securities laws, (v) the filing of a Notice of Exempt Offering of Securities on Form D with the Commission under Regulation D of the Securities Act, (vi) the filing of any requisite notices and/or application(s) to the Principal Trading Market for the issuance and sale of the Underlying Shares and the listing of the Underlying Shares for trading or quotation, as the case may be, thereon in the time and manner required thereby, (vii) the filings required in accordance with Section 4.6 of this Agreement and (viii) those that have been made or obtained prior to the date of this Agreement (collectively, the “Required Approvals”).

(f) Issuance of the Preferred Shares. The issuance of the Preferred Shares has been duly authorized and the Preferred Shares, when issued and paid for in accordance with the terms of the Transaction Documents, will be duly and validly issued, fully paid and non-assessable and free and clear of all Liens, other than restrictions on transfer provided for in the Transaction Documents or imposed by applicable securities laws, shall not subject the holders thereof to personal liability and shall not be subject to preemptive or similar rights. The issuance of the Underlying Shares has been duly authorized and the Underlying Shares, when issued in accordance with the terms of the applicable Articles of Amendment, will be duly and validly issued, fully paid and non-assessable and free and clear of all Liens, other than restrictions on transfer provided for in the Transaction Documents or imposed by applicable securities laws, and shall not be subject to preemptive or similar rights. Assuming the accuracy of the representations and warranties of the Purchaser in this Agreement, the Securities will be issued in compliance with all applicable federal and state securities laws.

(g) Capitalization. The authorized capital stock of the Company consists of (i) 80,000,000 shares of common stock and (ii) 20,000,000 shares of preferred stock of which 31,260 shares were designated as Series A Preferred Stock and 1,804,566 shares were designated as Series B Preferred Stock. The number of shares and type of all authorized, issued and outstanding capital stock, options and other securities of the Company (whether or not presently convertible into or exercisable or exchangeable for shares of capital stock of the Company) has been set forth in the SEC Reports and has changed since the date of such SEC Reports only due to stock grants or other equity awards or stock option and warrant exercises that do not, individually or in the aggregate, have a material effect on the issued and outstanding capital stock, options and other securities. All of the outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable, have been issued in compliance in all material respects with all applicable federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase any capital stock of the Company. Except as specified in the outstanding warrant issued to the United States Department of the Treasury to purchase 543,337 shares of common stock (the “Treasury Warrant”), the Investment Agreement, and the SEC Reports: (i) no shares of the Company’s outstanding capital stock are subject to preemptive rights or any other similar rights; (ii) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any shares of capital stock of the Company or a Significant Subsidiary, or contracts, commitments, understandings or arrangements by which the Company or a Significant Subsidiary is or may become bound to issue additional shares of capital stock of the Company or a Significant Subsidiary or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any shares of capital stock of the Company or a Significant Subsidiary, other than those issued or granted pursuant to Material Contracts or equity or incentive plans or arrangements described in the SEC Reports; (iii) there are no material outstanding debt securities, notes, credit agreements, credit facilities or other agreements, documents or instruments evidencing indebtedness of the Company or a Significant Subsidiary or by which the Company or a Significant Subsidiary is bound; (iv) except for the agreements set forth on Exhibit H hereto, there are no agreements or arrangements under which the Company or a Significant Subsidiary is obligated to register the sale of any of its securities under the Securities Act; (v) there are no outstanding securities or instruments of the

Company that contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company or a Significant Subsidiary is or may become bound to redeem a security of the Company or a Significant Subsidiary; (vi) neither the Company nor any Significant Subsidiary has any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement; and (vii) neither the Company nor any Significant Subsidiary has liabilities or obligations required to be disclosed in the SEC Reports but not so disclosed in the SEC Reports, which, individually or in the aggregate, will have or would reasonably be expected to have a Material Adverse Effect. There are no securities or instruments of the Company containing anti-dilution or similar provisions that will be triggered by the issuance of the Securities. On or about the date of this Agreement, the Company is executing one or more securities purchase agreements for the issue and sale, in the aggregate to investors other than the Purchaser of 8,200 shares of Series B-1 Preferred Stock and 38,885 shares of Series C Preferred Stock.

(h) SEC Reports. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by it under the Exchange Act, including pursuant to Section l3(a) or 15(d) thereof, since January 1, 2010 (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”), on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective filing dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. On April 26, 2012, the Company filed an S-4 Registration Statement in connection with the proposed merger of KeySource Financial Inc. with and into the Company according to the terms of an Agreement and Plan of Merger dated December 21, 2011; such registration statement contains important information about the Company’s Common Stock and certain other material information about the Company. The Company advises the Purchaser to read such registration statement, in particular the sections entitled “Risk Factors,” “Description of BNC Capital Stock” and “Information about BNC.” On April 16, 2012, the Company filed a Definitive Proxy Statement in connection with the proposed (i) amendment to the Company’s Articles of Incorporation to create a class of non-voting common stock; (ii) amendment to the Company’s Articles of Incorporation to amend the terms of the Company’s Mandatorily Convertible Non-voting Preferred Stock, Series B, and (iii) issuance of non-voting common stock to the Purchaser; such Proxy Statement contains important information about the Company. The SEC Reports, including the documents incorporated by reference in each of them, each contained substantially all of the information required to be included in it. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002.

(i) Financial Statements. The financial statements of the Company and its Subsidiaries included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the balance sheet of the Company and its consolidated Subsidiaries taken as a whole as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments, which would not be material, either individually or in the aggregate.

(j) Tax Matters. The Company and each of its Subsidiaries has (i) filed all material foreign, U.S. federal, state and local tax returns, information returns and similar reports that are required to be filed, and all such tax returns are true, correct and complete in all material respects, and (ii) paid all material taxes required to be paid by it and any other material assessment, fine or penalty levied against it other than taxes (x) currently payable without penalty or interest, or (y) being contested in good faith by appropriate proceedings.

(k) Material Changes. Since the date of the latest audited financial statements included within the SEC Reports, except as disclosed in subsequent SEC Reports filed prior to the date hereof, (i) there have been no events, occurrences or developments that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, (ii) the Company has not incurred any material liabilities (contingent or otherwise) other than (A) trade payables, accrued expenses and other liabilities incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP or required to be disclosed in filings made with the Commission, (iii) the Company has not altered materially its method of accounting or the manner in which it keeps its accounting books and records, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its shareholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, (v) the Company has not issued any equity securities to any officer, director or Affiliate, and (vi) there has not been any material change or amendment to, or any waiver of any material right by the Company under, any Material Contract under which the Company or any of its Subsidiaries is bound or subject. Except for the transactions contemplated by this Agreement, no event, liability or development has occurred or exists with respect to the Company or its Subsidiaries or their respective business, properties, operations or financial condition that would be required to be disclosed by the Company under applicable securities laws at the time this representation is made that has not been publicly disclosed at least one Trading Day prior to the date that this representation is made.

(l) Environmental Matters. Neither the Company nor any of its Subsidiaries (i) is in violation of any statute, rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, “Environmental Laws”), (ii) is liable for any off-site disposal or contamination pursuant to any Environmental Laws, or (iii) is subject to any claim relating to any Environmental Laws; in each case, which violation, contamination, liability or claim has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and there is no pending or, to the Company’s Knowledge, threatened investigation that might lead to such a claim.

(m) Litigation. There is no Action which (i) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or the issuance of the Preferred Shares or (ii) is reasonably likely to have a Material Adverse Effect, individually or in the aggregate, if there were an unfavorable decision. Neither the Company nor any Subsidiary, nor any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. There has not been, and to the Company’s Knowledge there is not pending or contemplated, any investigation by the Commission involving the Company or any current or former director or officer of the Company. The Commission has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company under the Exchange Act or the Securities Act. There are no outstanding orders, judgments, injunctions, awards or decrees of any court, arbitrator or governmental or regulatory body against the Company or any executive officers or directors of the Company in their capacities as such, which individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(n) Employment Matters. No labor dispute exists or, to the Company’s Knowledge, is imminent with respect to any of the employees of the Company or any Significant Subsidiary which would have or reasonably be expected to have a Material Adverse Effect. To the Company’s Knowledge, no executive officer is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other contract or agreement or any restrictive covenant in favor of a third party, and to the Company’s Knowledge, the continued employment of each such executive officer does not subject the Company or any Subsidiary to any liability with respect to any of the foregoing matters. The Company and each of its Significant Subsidiaries are in compliance with all U.S. federal, state, local and foreign laws and regulations relating to employment and employment practices, terms and conditions of employment and wages and hours, except where the failure to be in compliance would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(o) Compliance. Neither the Company nor any of its Subsidiaries (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or any of its Subsidiaries under), nor has the Company or any of its Subsidiaries received written notice of a claim that it is in default under or that it is in violation of, any Material Contract (whether or not such default or violation has been waived), (ii) is in violation of any order of which the Company has been made aware in writing of any court, arbitrator or governmental body having jurisdiction over the Company or its properties or assets, or (iii) is in violation of, or in receipt of written notice that it is in violation of, any statute, rule or regulation of any governmental authority applicable to the Company, or which would have the effect of revoking or limiting FDIC deposit insurance, except in each case as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(p) Regulatory Permits. The Company and each of its Subsidiaries possess or have applied for all certificates, authorizations, consents and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses as currently conducted and as described in the SEC Reports, except where the failure to possess such permits, individually or in the aggregate, has not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (“Material Permits”), and (i) neither the Company nor any of its Subsidiaries has received any notice in writing of proceedings relating to the revocation or material adverse modification of any such Material Permits and (ii) the Company is unaware of any facts or circumstances that would give rise to the revocation or material adverse modification of any Material Permits.

(q) Title to Assets. The Company and its Subsidiaries have good and marketable title to all real property and tangible personal property owned by them which is material to the business of the Company and its Subsidiaries, taken as a whole, in each case free and clear of all Liens except such as do not materially affect the value of such property or do not interfere with the use made and proposed to be made of such property by the Company and any of its Subsidiaries. Any real property and facilities held under lease by the Company and any of its Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company and its Subsidiaries.

(r) Patents and Trademarks. The Company and its Subsidiaries own, possess, license, or can acquire on reasonable terms, or have other rights to use all foreign and domestic patents, patent applications, trade and service marks, trade and service mark registrations, trade names, copyrights, inventions, trade secrets, technology, Internet domain names, know-how and other intellectual property (collectively, the “Intellectual Property”) necessary for the conduct of their respective businesses as now conducted, except where the failure to own, possess, license or have such rights would not have or reasonably be expected to have a Material Adverse Effect. Except as set forth in the SEC Reports and except where such violations or infringements would not have or reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, (a) there are no rights of third parties to any such Intellectual Property; (b) there is no infringement by third parties of any such

Intellectual Property; (c) there is no pending or, to the Company’s Knowledge, threatened action, suit, proceeding or claim by others challenging the Company’s and its Subsidiaries’ rights in or to any such Intellectual Property; (d) there is no pending or, to the Company’s Knowledge, threatened action, suit, proceeding or claim by others challenging the validity or scope of any such Intellectual Property; and (e) there is no Proceeding by others that the Company and/or any Subsidiary infringes or otherwise violates any patent, trademark, copyright, trade secret or other proprietary rights of others.

(s) Insurance. The Company and each of the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as the Company believes to be prudent and customary in the businesses and locations in which and where the Company and the Subsidiaries are engaged. Neither the Company nor any of its Subsidiaries has received any notice of cancellation of any such insurance, nor, to the Company’s Knowledge, will it or any Subsidiary be unable to renew their respective existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect.

(t) Transactions With Affiliates and Employees. Except as set forth in the SEC Reports and other than the grant of stock options or other equity awards that are not individually or in the aggregate material in amount, none of the officers or directors of the Company and, to the Company’s Knowledge, none of the employees of the Company, is presently a party to any transaction with the Company or to a presently contemplated transaction (other than for services as employees, officers and directors) that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated under the Securities Act.

(u) Internal Control Over Financial Reporting. The Company maintains internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act) designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and such internal control over financial reporting was effective as of the date of the most recent SEC Report.

(v) Sarbanes-Oxley: Disclosure Controls. The Company is in compliance in all material respects with all of the provisions of the Sarbanes-Oxley Act of 2002 which are applicable to it. The Company maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) and 15d-15(e) under the Exchange Act), and such disclosure controls and procedures are effective.

(w) Certain Fees. No Person will have, as a result of the transactions contemplated by this Agreement, any valid right, interest or claim against or upon the Company or a Purchaser for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of the Company, other than the Placement Agents with respect to the offer and sale of the Preferred Shares (which Placement Agents’ fees are being paid by the Company). The Company shall indemnify, pay, and hold the Purchaser harmless against, any liability, loss or expense (including, without limitation, attorneys’ fees and out-of-pocket expenses) arising in connection with any such right, interest or claim.

(x) Private Placement. Assuming the accuracy of the Purchaser’s representations and warranties set forth in Section 3.2 of this Agreement and the accuracy of the information disclosed in the Accredited Investor Questionnaires, no registration under the Securities Act is required for the offer and sale of the Securities by the Company to the Purchaser under the Transaction Documents. The issuance and sale of the Preferred Shares hereunder does not contravene the rules and regulations of the Principal Trading Market and, upon the receipt of the Shareholder Approvals, the issuance of the Underlying Shares in accordance with the applicable Articles of Amendment will not contravene the rules and regulations of the Principal Trading Market.

(y) Registration Rights. Other than the Purchaser and as set forth on Exhibit H hereto, no Person has any right to cause the Company to effect the registration under the Securities Act of any securities of the Company other than those securities which are currently registered on an effective registration statement on file with the Commission.

(z) Listing and Maintenance Requirements. The Company’s Common Stock is registered pursuant to Section 12(b) of the Exchange Act, and the Company has taken no action designed to terminate the registration of the Common Stock under the Exchange Act nor has the Company received any notification that the Commission is contemplating terminating such registration. The Company has not, in the 12 months preceding the date hereof, received written notice from any Trading Market on which the Common Stock is listed or quoted to the effect that the Company is not in compliance with the listing or maintenance requirements of such Trading Market. The Company is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance in all material respects with the listing and maintenance requirements for continued trading of the Common Stock on the Principal Trading Market.

(aa) Investment Company. Neither the Company nor any of its Subsidiaries is required to be registered as, and immediately following the Closing will not be required to register as, an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and neither the Company nor any Subsidiary sponsors any person that is such an investment company.

(bb) Unlawful Payments. Neither the Company nor any of its Subsidiaries, nor to the Company’s Knowledge, any directors, officers, employees, agents or other Persons acting at the direction of or on behalf of the Company or any of its Subsidiaries has, in the course of its actions for, or on behalf of, the Company or any of its Significant Subsidiaries: (a) directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to foreign or domestic political activity; (b) made any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees or to any foreign or domestic political parties or campaigns from corporate funds; (c) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (d) made any other unlawful bribe, rebate, payoff, influence payment, kickback or other material unlawful payment to any foreign or domestic government official or employee.

(cc) Application of Takeover Protections: Rights Agreements. The Company has not adopted any shareholder rights plan or similar arrangement relating to accumulations of beneficial ownership of Common Stock or a change in control of the Company. The Company and its Board of Directors have taken all necessary action, if any, in order to render inapplicable Article 9 and Article 9A of the North Carolina Business Corporation Act or any other control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s Articles of Incorporation, including Article VII thereof, or other organizational documents or the laws of North Carolina or otherwise which is or could become applicable to the Purchaser solely as a result of the transactions contemplated by this Agreement, including, without limitation, the Company’s issuance of the Securities and the Purchaser’s ownership of the Securities.

(dd) Disclosure. The Company confirms that neither it nor, to the Company’s Knowledge, any of its officers or directors nor any other Person acting on its or their behalf has provided, including the Placement Agents, the Purchaser or its respective agents or counsel with any information that it believes constitutes or could reasonably be expected to constitute material, non-public information except insofar as the existence, provisions and terms of the Transaction Documents and the proposed transactions hereunder may constitute such information and insofar as the existence of ongoing negotiations regarding a potential acquisition by the Company may constitute such information, all of which will be disclosed by the Company in the Press Release as contemplated by Section 4.6 hereof. The Company understands and confirms that the Purchaser will rely on the representations in this Section 3.1(dd)

in effecting transactions in securities of the Company. No event or circumstance has occurred or information exists with respect to the Company or any of its Subsidiaries or its or their business, properties, operations or financial conditions, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed, except for the announcement of this Agreement and related transactions and/or as may otherwise be disclosed on the Form 8-K filed pursuant to Section 4.6.

(ee) Off Balance Sheet Arrangements. There is no transaction, arrangement, or other relationship between the Company (or any Subsidiary) and an unconsolidated or other off balance sheet entity that is required to be disclosed by the Company in its Exchange Act filings and is not so disclosed and would have or reasonably be expected to have a Material Adverse Effect.

(ff) Acknowledgment Regarding Purchaser’s Purchase of Preferred Shares. The Company acknowledges and agrees that the Purchaser is acting solely in the capacity of an arm’s length purchaser with respect to the Transaction Documents and the transactions contemplated hereby and thereby. The Company further acknowledges that the Purchaser is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated thereby and any advice given by the Purchaser or any of their respective representatives or agents in connection with the Transaction Documents and the transactions contemplated thereby is merely incidental to the Purchaser’s purchase of the Preferred Shares.

(gg) Absence of Manipulation. The Company has not, and to the Company’s Knowledge no one acting on its behalf has, taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Securities.

(hh) OFAC. Neither the Company nor any Subsidiary nor, to the Company’s Knowledge, any director, officer, agent, employee, Affiliate or Person acting on behalf of the Company or any Subsidiary is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not knowingly use the proceeds of the sale of the Preferred Shares, towards any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

(ii) Money Laundering Laws. The operations of each of the Company and any Subsidiary are in compliance in all material respects with the money laundering statutes of applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any applicable governmental agency (collectively, the “Money Laundering Laws”) and to the Company’s Knowledge, no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company and/or any Subsidiary with respect to the Money Laundering Laws is pending or threatened.

(jj) Reports, Registrations and Statements. Since December 31, 2009, the Company and each Subsidiary have filed all material reports, registrations and statements, together with any required amendments thereto, that it was required to file with the FRB, the NCCOB and the FDIC and any other applicable federal or state securities or banking authorities, except where the failure to file any such report, registration or statement would not have or reasonably be expected to have a Material Adverse Effect. All such reports and statements filed with any such regulatory body or authority are collectively referred to herein as the “Company Reports.” As of their respective dates, the Company Reports complied in all material respects with all the rules and regulations promulgated by the FRB, the NCCOB and the FDIC and any other applicable foreign, federal or state securities or banking authorities, as the case may be.

(kk) Adequate Capitalization. As of March 31, 2012, the Bank meets or exceeds the standards necessary to be considered “well capitalized” under the FDIC’s regulatory framework for prompt corrective action.

(ll) Agreements with Regulatory Agencies: Compliance with Certain Banking Regulations. Neither the Company nor any Subsidiary is subject to any cease-and-desist or other similar order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any capital directive by, or since December 31, 2008, has adopted any board resolutions at the request of, any governmental entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its liquidity and funding policies and practices, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its operations or business (each item in this sentence, a “Regulatory Agreement”), nor has the Company or any Subsidiary been advised since December 31, 2010 by any governmental entity that it intends to issue, initiate, order, or request any such Regulatory Agreement.

The Company has no knowledge of any facts and circumstances, and has no knowledge of any facts or circumstances exist, that would cause its Subsidiary banking institutions: (i) to be deemed not to be in satisfactory compliance with the Community Reinvestment Act and the regulations promulgated thereunder or to be assigned a CRA rating by federal or state banking regulators of lower than “satisfactory”; (ii) to be operating in violation, in any material respect, of the Bank Secrecy Act, the Patriot Act, any order issued with respect to anti-money laundering by OFAC, or any other anti-money laundering statute, rule or regulation; or (iii) not to be in satisfactory compliance, in any material respect, with all applicable privacy of customer information requirements contained in any applicable federal and state privacy laws and regulations as well as the provisions of all information security programs adopted by the Subsidiary.

(mm) No General Solicitation or General Advertising. Neither the Company nor, to the Company’s Knowledge, any Person acting on its behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with any offer or sale of the Preferred Shares.

(nn) Risk Management Instruments. Except as has not had or would not reasonably be expected to have a Material Adverse Effect, since January 1, 2011, all material derivative instruments, including, swaps, caps, floors and option agreements, whether entered into for the Company’s own account, or for the account of one or more of the Company Subsidiaries, were entered into (1) only in the ordinary course of business, (2) in accordance with prudent practices and in all material respects with all applicable laws, rules, regulations and regulatory policies, and (3) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of the Company or one of the Subsidiaries, enforceable in accordance with its terms. Neither the Company nor the Subsidiaries, nor, to the Company’s Knowledge, any other party thereto, is in breach of any of its material obligations under any such agreement or arrangement.

(oo) ERISA. The Company and each ERISA Affiliate is in compliance in all material respects with all presently applicable provisions of ERISA; no “reportable event” described in Section 4043 of ERISA (other than an event for which the 30-day notice requirement has been waived by applicable regulation) has occurred with respect to any Pension Plan for which the Company would have any liability that would reasonably be expected to have a Material Adverse Effect; the Company has not incurred and does not expect to incur liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any Pension Plan; or (ii) Sections 412 or 4971 of the Code that would reasonably be expected to have a Material Adverse Effect; and each Pension Plan for which the Company would have liability that is intended to be qualified under Section 401(a) of the Code is so qualified in all material respects and nothing has occurred, to the Company’s Knowledge, whether by action or by failure to act, which would cause the loss of such qualification.

(pp) Reservation of Underlying Shares. The Company will reserve, free of any preemptive or similar rights of shareholders of the Company, a number of unissued shares of Common Stock (voting and non-voting), sufficient to issue and deliver the Underlying Shares into which the Preferred Shares are convertible upon the Shareholder Approvals.

(qq) Shell Company Status. The Company is not, and has never been, an issuer identified in Rule 144(i)(1).

(rr) Registration Eligibility. The Company is eligible to register the resale of the Securities by the Purchaser using Form S-3 promulgated under the Securities Act.

(ss) No Additional Agreements. The Company has no other agreements or understandings (including, without limitation, side letters) with any Person to purchase Preferred Shares on terms that are different from those set forth herein.

(tt) Receipt of FDIC Consent. The Company has received consent from the FDIC as required by Section 6.2 of the Shared Loss Agreement entered into between the Bank of North Carolina and the FDIC, as receiver for Beach First National Bank, for the private placement of up to $72.5 million in new capital. A copy of this consent has been provided to the Purchaser and its legal advisors.

3.2 Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants as of the Closing Date to the Company as follows:

(a) Organization: Authority. The Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with the requisite limited liability company power and authority to enter into and to consummate the transactions contemplated by the applicable Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution, delivery and performance by the Purchaser of the transactions contemplated by this Agreement have been duly authorized by all necessary limited liability company or other applicable like action, on the part of the Purchaser. This Agreement has been duly executed by the Purchaser, and when delivered by the Purchaser in accordance with the terms hereof, will constitute the valid and legally binding obligation of the Purchaser, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application.

(b) No Conflicts. The execution, delivery and performance by the Purchaser of this Agreement and the consummation by the Purchaser of the transactions contemplated hereby and thereby will not (i) result in a violation of the organizational documents of the Purchaser, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Purchaser is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to the Purchaser, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Purchaser to perform its obligations hereunder.

(c) Investment Intent. The Purchaser understands that the Preferred Shares are “restricted securities” and have not been registered under the Securities Act or any applicable state securities law and is acquiring the Preferred Shares as principal for its own account and not with a view to, or for distributing or reselling such Preferred Shares or any part thereof in violation of the Securities Act or any applicable state securities laws, provided, that by making the representations herein, other than as set forth herein, the Purchaser does not agree to hold any of the Preferred Shares for any minimum period of time and reserves the right at all times to sell or otherwise dispose of all or any part of such Preferred Shares pursuant to an effective registration statement under the Securities Act or under an exemption from such registration and in compliance with applicable federal and state securities laws. The Purchaser is acquiring the Preferred Shares hereunder in the ordinary course of its business. The Purchaser does not presently have any agreement, plan or understanding, directly or indirectly, with any Person to distribute or effect any distribution of any of the Securities (or any securities which are derivatives thereof) to or through any Person or entity.

(d) Purchaser Status. At the time the Purchaser was offered the Preferred Shares, it was, and at the date hereof it is, an “accredited investor” as defined in Rule 501(a) under the Securities Act. The Purchaser has provided the information in the Accredited Investor Questionnaire attached hereto as Exhibit C-1.

(e) Reliance. The Company and the Placement Agents (on behalf of its client) will be entitled to rely upon this Agreement and are irrevocably authorized to produce this Agreement or a copy hereof to (A) any regulatory authority having jurisdiction over the Company and its affiliates and (B) any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby, in each case, to the extent required by any court or governmental authority to which the Company is subject, provided that the Company provides the Purchaser with prior written notice of such disclosure.

(f) General Solicitation. The Purchaser: (i) became aware of the offering of the Preferred Shares, and the Preferred Shares were offered to the Purchaser, solely by direct contact between the Purchaser and the Company or either of the Placement Agents, and not by any other means, including any form of “general solicitation” or “general advertising” (as such terms are used in Regulation D promulgated under the Securities Act and interpreted by the Commission); (ii) reached its decision to invest in the Company independently from any other Person; (iii) has entered into no agreements with shareholders of the Company or other subscribers for the purpose of controlling the Company or any of its subsidiaries; and (iv) has entered into no agreements with shareholders of the Company or other subscribers regarding voting or transferring Purchaser’s interest in the Company.

(g) Direct Purchase. The Purchaser is purchasing Preferred Shares directly from the Company and not from the Placement Agents. Neither of the Placement Agents made any representations, declarations or warranties to the Purchaser, express or implied, regarding the Preferred Shares, the Company or the Company’s offering of the Preferred Shares, and neither of the Placement Agents offered to sell, or solicited an offer to buy, any of the Preferred Shares that the Purchaser proposes to acquire from the Company hereunder.

(h) Experience of The Purchaser. The Purchaser, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Preferred Shares, and has so evaluated the merits and risks of such investment. The Purchaser is able to bear the economic risk of an investment in the Preferred Shares and, at the present time, is able to afford a complete loss of such investment.

(i) Access to Information. The Purchaser acknowledges that it has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Preferred

Shares and the merits and risks of investing in the Preferred Shares; (ii) access to information about the Company and the Subsidiaries and their respective financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment; and (iv) the opportunity to ask questions of management. Neither such inquiries nor any other investigation conducted by or on behalf of the Purchaser or its representatives or counsel shall modify, amend or affect the Purchaser’s right to rely on the truth, accuracy and completeness of the Company’s representations and warranties contained in the Transaction Documents. The Purchaser has sought such accounting, legal and tax advice as it has considered necessary to make an informed decision with respect to its acquisition of the Preferred Shares. The Purchaser acknowledges that none of the Company nor either of the Placement Agents has made any representation, express or implied, with respect to the accuracy, completeness or adequacy of any available information except, with respect to the Company, as expressly set forth in the SEC Reports or to the extent such information is covered by the representations and warranties of the Company contained in Section 3.1.

(j) Brokers and Finders. Other than the Placement Agents with respect to the Company (which fees are to be paid by the Company), to its knowledge no Person will have, as a result of the transactions contemplated by the Transaction Documents, any valid right, interest or claim against or upon the Company or the Purchaser for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of the Purchaser.

(k) Independent Investment Decision. The Purchaser has independently evaluated the merits of its decision to purchase Preferred Shares pursuant to the Transaction Documents, and the Purchaser confirms that it has not relied on the advice of any other Person’s business and/or legal counsel in making such decision. The Purchaser understands that nothing in this Agreement or any other materials presented by or on behalf of the Company to the Purchaser in connection with the purchase of the Preferred Shares constitutes legal, regulatory, tax or investment advice. The Purchaser has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the Preferred Shares. The Purchaser understands that the Placement Agents have acted solely as the agent of the Company in this placement of the Securities and the Purchaser has not relied on any statement, representation or warranty including any business or legal advice of the Placement Agents or any of either of its agents, counselor Affiliates in making its investment decision hereunder, and confirms that none of such Persons has made any representations or warranties to the Purchaser in connection with the transactions contemplated by the Transaction Documents.

(l) ERISA.

(i) If Purchaser is, or is acting on behalf of, an ERISA Entity (as defined below), Purchaser represents and warrants that on the date hereof;

(A) The decision to invest assets of the ERISA Entity in the Preferred Shares was made by fiduciaries independent of the Company or its affiliates, which fiduciaries are duly authorized to make such investment decisions and who have not relied on any advice or recommendations of the Company or its affiliates;

(B) Neither the Company nor any of its agents, representatives or affiliates have exercised any discretionary authority or control with respect to the ERISA Entity’s investment in the Preferred Shares;

(C) The purchase and holding of the Preferred Shares will not constitute a nonexempt prohibited transaction under ERISA or Section 4975 of the Code or a similar violation under any applicable similar laws; and

(D) The terms of the Documents comply with the instruments and applicable laws governing such ERISA Entity.

(ii) For the purpose of this paragraph, the term “ERISA Entity” will mean (A) an “employee benefit plan” within the meaning of Section 3(3) of ERISA subject to Title I of ERISA, (B) a “plan” within the meaning of Section 4975(e)(1) of the Code and (C) any person whose assets are deemed to be “plan assets” within the meaning of ERISA Section 3(42) and 29 C.F.R. § 2510.3-101 or otherwise under ERISA.

(m) Reliance on Exemptions. The Purchaser understands that the Securities being offered and sold to it in reliance on specific exemptions from the registration requirements of U.S. federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and the Purchaser’s compliance with, the representations, warranties, agreements, acknowledgements and understandings of the Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of the Purchaser to acquire the Preferred Shares.

(n) No Governmental Review. The Purchaser understands that no U.S. federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities. The Purchaser understands that the Securities are not savings accounts, deposits or other obligations of any bank and are not insured by the FDIC, including the FDIC’s Deposit Insurance Fund, or any other governmental agency.

(o) Antitrust. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any governmental entity or authority or any other person or entity in respect of any law or regulation, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder, is necessary or required, and no lapse of a waiting period under law applicable to the Purchaser is necessary or required, in each case in connection with the execution, delivery or performance by the Purchaser of this Agreement or the purchase of the Preferred Shares contemplated hereby.

(p) Residency. The Purchaser’s office in which its investment decision with respect to the Preferred Shares was made is located at the address immediately below the Purchaser’s name on its signature page hereto.

(q) Regulatory Matters. The Purchaser understands and acknowledges that: (i) the Company is a registered bank holding company under the BHCA, and is subject to regulation by the FRB; (ii) acquisitions of interests in bank holding companies are subject to the BHCA and the Change in Bank Control Act (the “CIBCA”) and may be reviewed by the FRB to determine the circumstances under which such acquisitions of interests will result in the Purchaser becoming subject to the BHCA or subject to the prior notice requirements of the CIBCA. Assuming the accuracy of the representations and warranties of the Company contained herein, the Purchaser represents that neither it nor its Affiliates will, as a result of the transactions contemplated herein, be deemed to (i) own or control 10% or more of any class of voting securities of the Company or (ii) otherwise control the Company for purposes of the BHCA or CIBCA. The Purchaser is not participating and has not participated with any other investor in the offering of the Preferred Shares in any joint activity or parallel action towards a common goal between or among such investors of acquiring control of the Company.

(r) Trading. The Purchaser acknowledges that there is no trading market for the Preferred Stock, and no such market is expected to develop.

(s) OFAC and Anti-Money Laundering. The Purchaser understands, acknowledges, represents and agrees that (i) the Purchaser is not the target of any sanction, regulation, or law promulgated by the Office of Foreign Assets Control, the Financial Crimes Enforcement Network or any other U.S. governmental entity (“U.S. Sanctions Laws”); (ii) the Purchaser is not owned by, controlled by, under common control with, or acting on behalf of any person that is the target of U.S. Sanctions Laws; (iii) the Purchaser is not a “foreign shell bank” and is not acting on behalf of a “foreign shell bank” under applicable anti-money laundering laws and regulations; (iv) the Purchaser’s entry into this Agreement or consummation of the transactions contemplated hereby will not contravene U.S. Sanctions Laws or applicable anti-money laundering laws or regulations; (v) the Purchaser will promptly provide to the Company or any regulatory or law enforcement authority such information or documentation as may be required to comply with U.S. Sanctions Laws or applicable anti-money laundering laws or regulations; and (vi) the Company may provide to any regulatory or law enforcement authority information or documentation regarding, or provided by, the Purchaser for the purposes of complying with U.S. Sanctions Laws or applicable anti-money laundering laws or regulations.

(t) No Outside Discussion of Offering. The Purchaser has not discussed the Offering with any other party or potential investors (other than the Company, Placement Agents, and the Purchaser’s authorized representatives), except as expressly permitted under the terms of this Agreement.

(u) Capital Call Initiated; Adequate Funding. The Purchaser has communicated and provided all required notice to its investors, a request for additional capital contributions in accordance with the terms of its organizational documents. The Purchaser will, within ten (10) Business Days, have sufficient, available funds and will be authorized to use such funds under its organizational documents and under applicable law to pay the full Subscription Amount for the number of Preferred Shares that it has become committed to purchase under the Agreement and the Purchaser agrees to pay promptly to the Company such full Subscription Amount.

The Company and the Purchaser acknowledge and agree that no party to this Agreement has made or makes any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in this Article 3 and the Transaction Documents.

ARTICLE 4:

OTHER AGREEMENTS OF THE PARTIES

4.1 Transfer Restrictions.

(a) Compliance with Laws. Notwithstanding any other provision of this Article 4, the Purchaser covenants that the Securities may be disposed of only pursuant to an effective registration statement under, and in compliance with the requirements of, the Securities Act, or pursuant to an available exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, and in compliance with any applicable state, federal or foreign securities laws. In connection with any transfer of the Securities other than (i) pursuant to an effective registration statement, (ii) to the Company or (iii) pursuant to Rule 144 (provided that the transferor provides the Company with reasonable assurances (in the form of a seller representation letter and, if applicable, a broker representation letter) that such securities may be sold pursuant to such rule), the Company may require the transferor thereof to provide to the Company and the Transfer Agent, at the transferor’s expense, an opinion of counsel selected by the transferor and reasonably acceptable to the Company and the Transfer Agent, the form and substance of which opinion shall be reasonably satisfactory to the Company and the

Transfer Agent, to the effect that such transfer does not require registration of such transferred Securities under the Securities Act. Notwithstanding the foregoing, the Company hereby consents to and agrees to register on the books of the Company and with its Transfer Agent, without any such legal opinion, except to the extent that the Transfer Agent requests such legal opinion, any transfer of the Securities by the Purchaser to an Affiliate of such Purchaser, provided that the transferee certifies to the Company that it is an “accredited investor” as defined in Rule 501(a) under the Securities Act, and provided that such Affiliate does not request any removal of any existing legends on any certificate evidencing the Securities. As a condition of transfer (other than pursuant to clauses (i), (ii) or (iii) of the preceding sentence), any such transferee shall agree in writing to be bound by the terms of this Agreement and shall have the rights of the Purchaser under this Agreement and the Investment Agreement with respect to such transferred Securities.

(b) Legends. Certificates evidencing the Securities shall bear any legend as required by the “blue sky” laws of any state and a restrictive legend in substantially the following form (and, with respect to Securities held in book-entry form, the Transfer Agent will record such a legend on the share register), until such time as they are not required under Section 4.1(c) or applicable law:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OR (B) AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS OR BLUE SKY LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY AND ITS TRANSFER AGENT OR (II) UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT (PROVIDED THAT THE TRANSFEROR PROVIDES THE COMPANY WITH REASONABLE ASSURANCES (IN THE FORM OF A SELLER REPRESENTATION LETTER AND, IF APPLICABLE, A BROKER REPRESENTATION LETTER) THAT THE SECURITIES MAY BE SOLD PURSUANT TO SUCH RULE). NO REPRESENTATION IS MADE BY THE ISSUER AS TO THE AVAILABILITY OF THE EXEMPTION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT FOR RESALES OF THESE SECURITIES. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING AGRRANGEMENT SECURIED BY THE SECURITIES IF THE PLEDGEE AGREES IN WRITING TO BE BOUND BY THE TRANSFER RESTRICTIONS TO WHICH THE PLEDGOR IS SUBJECT.

(c) Removal of Legends. The restrictive legend set forth in Section 4.1(b) above shall be removed and the Company shall issue a certificate without such restrictive legend or any other restrictive legend to the holder of the applicable Securities upon which it is stamped or issue to such holder by electronic delivery at the applicable balance account at DTC, if (i) such Securities are sold or transferred pursuant to (A) Rule 144 (if the transferor is not an Affiliate of the Company) or (B) pursuant to an effective registration statement filed under the Securities Act, or (ii) such Securities are eligible for sale under Rule 144, without the requirement for the Company to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable) as to such securities and without volume or manner-of-sale restrictions. Following the earlier of (i) the effective date of any registration statement filed after the date hereof pursuant to this Agreement or the Investment Agreement with respect to the Securities or (ii) Rule 144 becoming available for the resale of Securities, without the requirement for the Company to be in compliance with the current public information required under 144(c)(1) (or Rule 144(i)(2), if applicable) as to the Securities and without volume or manner-of-sale restrictions, the Company shall instruct the Transfer Agent to remove the legend from the Securities and shall cause its counsel to issue any legend removal opinion required by the Transfer Agent. Any fees (with respect to the Transfer Agent, Company counsel or otherwise) associated with the issuance of such opinion or the removal of such legend shall be borne by the Company. If a legend is no longer required pursuant to the foregoing, the Company will no later than three (3) Trading Days following the delivery by the Purchaser to the Company or the Transfer Agent (with notice to the Company) of a legended certificate or instrument representing such Securities (endorsed or with stock powers attached, signatures guaranteed, and otherwise in form necessary to affect the reissuance and/or transfer) and a representation letter to the extent required by Section 4.1(a), (such third Trading Day, the “Legend Removal Date”) deliver or cause to be delivered to the Purchaser a certificate or instrument (as the case may be) representing such Securities that is free from all restrictive legends. The Company may not make any notation on its records or give instructions to the Transfer Agent that enlarge the restrictions on transfer set forth in this Section 4.1(c). Certificates for Securities free from all restrictive legends may be transmitted by the Transfer Agent to the Purchaser by crediting the account of the Purchaser’s prime broker with DTC as directed by the Purchaser.

(d) Acknowledgement. The Purchaser hereunder acknowledges its primary responsibilities under the Securities Act and accordingly will not sell or otherwise transfer the Securities or any interest therein without complying with the requirements of the Securities Act and the rules and regulations promulgated thereunder. Except as otherwise provided below, while the above-referenced registration statement remains effective, the Purchaser hereunder may sell the Securities in accordance with the plan of distribution contained in the registration statement and if it does so it will comply therewith and with the related prospectus delivery requirements unless an exemption therefrom is available or unless the Securities are sold pursuant to Rule 144. The Purchaser agrees that if it is notified by the Company in writing at any time that the registration statement registering the resale of the Securities is not effective or that the prospectus included in such registration statement no longer complies with the requirements of Section 10 of the Securities Act, the Purchaser will refrain from selling such Securities until such time as the Purchaser is notified by the Company that such registration statement is effective or such prospectus is compliant with Section 10 of the Exchange Act, unless the Purchaser is able to, and does, sell such Securities pursuant to an available exemption from the registration requirements of Section 5 of the Securities Act.

4.2 Acknowledgment of Dilution. The Company acknowledges that the issuance of the Securities may result in dilution of the outstanding shares of Common Stock. The Company further acknowledges that its obligations under the Transaction Documents, including without limitation its obligation to issue the Securities pursuant to the Transaction Documents, are unconditional and absolute and not subject to any right of set off, counterclaim, delay or reduction, regardless of the effect of any such dilution or any claim the Company may have against the Purchaser and regardless of the dilutive effect that such issuance may have on the ownership of the other shareholders of the Company.

4.3 Furnishing of Information. In order to enable the Purchaser to sell the Securities under Rule 144 of the Securities Act, until the date that the Purchaser may sell all of its Securities without restriction or limitation under Rule 144 (including without limitation the requirement to be in compliance with Rule 144(c)(1)), but not for a period exceeding one year from the Closing, the Company shall maintain the registration of the Common Stock under Section 12(b) or 12(g) of the Exchange Act and to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act. During such one year period, if the Company is not required to file reports pursuant to such laws, it will prepare and furnish to the Purchaser and make publicly available the information described in Rule 144(c)(2), if the provision of such information will allow resales of the Securities pursuant to Rule 144.

4.4 Form D and Blue Sky. The Company agrees to timely file a Form D with respect to the Preferred Shares as required under Regulation D. The Company, on or before the Closing Date, shall take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for or to qualify the Preferred Shares for sale to the Purchaser at the Closing pursuant to this Agreement under applicable securities or “Blue Sky” laws of the states of the United States (or to obtain an exemption from such qualification). The Company shall make all filings and reports relating to the offer and sale of the Preferred Shares required under applicable securities or “Blue Sky” laws of the states of the United States following the Closing Date.

4.5 No Integration. The Company shall not, and shall use its commercially reasonable efforts to ensure that no Affiliate of the Company shall, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that will be integrated with the offer or sale of the Securities in a manner that would require the registration under the Securities Act of the sale of the Securities to the Purchaser.

4.6 Securities Laws Disclosure: Publicity. On or before the third (3rd) Trading Day immediately following the date of this Agreement, the Company shall issue one or more press releases (collectively, the “Press Release”) reasonably acceptable to the Purchaser disclosing among other things (i) the material terms of the transactions contemplated hereby, including, without limitation, the issuance of the Preferred Shares and (ii) if an agreement has been finalized, the existence of a definitive agreement regarding a potential acquisition by the Company . On or before 5:30 p.m., New York City time, on the fourth Trading Day following the date of this Agreement, the Company will file a Current Report on Form 8-K with the Commission describing the terms of the Transaction Documents (and including as exhibits to such Current Report on Form 8-K, the Press Release, the material Transaction Documents (including, without limitation, this Agreement and the Articles of Amendment), the use of proceeds and the execution of a securities purchase agreement from certain other investors and such other disclosures and filings as may be required by the federal securities laws. On or before 5:30 p.m., New York City time, on the fourth Trading Day immediately following the Closing Date, the Company will file a Current Report on Form 8-K with the Commission disclosing the funding and closing of the offering and, to the extent necessary, updating the previously filed Current Report on Form 8-K (and to the extent not previously filed, including as exhibits to such Current Report on Form 8-K the material Transaction Documents (including, without limitation, this Agreement and the Articles of Amendment) and such other disclosures and filings as may be required by the federal securities laws. To the extent that the potential transactions contemplated hereby are publicly disclosed prior to Closing and this Agreement terminates prior to Closing, the Company shall publicly disclose, on or before 9:00 a.m., New York City time, on the Trading Day immediately following such termination, the termination of the transactions contemplated hereby. The Purchaser covenants that until such time as the transactions contemplated by this Agreement are publicly disclosed by the Company as described in this Section 4.6, the Purchaser will maintain the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction).

4.7 Intentionally Omitted.

4.8 Indemnification.

(a) Indemnification of the Purchaser. In addition to the indemnity provided in the Investment Agreement, the Company will indemnify and hold the Purchaser and its directors, officers, shareholders, members, partners, employees and agents (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title), each Person who controls the Purchaser (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, shareholders, agents, members, partners or employees (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title) of such controlling person (each, an “Indemnified Person”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation that any such Indemnified Person may suffer or incur as a result of (i) any breach of any of the representations, warranties, covenants or agreements made by the Company in this Agreement or in the other Transaction Documents or (ii) any action instituted against a Indemnified Person in any capacity, or any of them or their respective affiliates, by any shareholder of the Company who is not an affiliate of such Indemnified Person, with respect to any of the transactions contemplated by this Agreement. The Company will not be liable to any Indemnified Person under this Agreement to the extent, but only to the extent that a loss, claim, damage or liability is attributable to any Indemnified Person’s breach of any of the representations, warranties, covenants or agreements made by such Indemnified Person in this Agreement or in the other Transaction Documents or attributable to the gross negligence or willful misconduct on the part of such Indemnified Person.

(b) Conduct of Indemnification Proceedings. Promptly after receipt by any Indemnified Person of notice of any demand, claim or circumstances which would or might give rise to a claim or the commencement of any action, proceeding or investigation in respect of which indemnity may be sought pursuant to Section 4.8(a), such Indemnified Person shall promptly notify the Company in writing and the Company shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Person, and shall assume the payment of all fees and expenses; provided, that the failure of any Indemnified Person so to notify the Company shall not relieve the Company of its obligations hereunder except to the extent that the Company is actually and materially and adversely prejudiced by such failure to notify. In any such proceeding, any Indemnified Person shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless: (i) the Company and the Indemnified Person shall have mutually agreed to the retention of such counsel; (ii) the Company shall have failed promptly to assume the defense of such proceeding and to employ counsel reasonably satisfactory to such Indemnified Person in such proceeding; or (iii) in the reasonable judgment of counsel to such Indemnified Person, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them; provided, that the Indemnifying Party shall not be liable for the fees and expenses of more than one separate firm of attorneys at any time for all Indemnified Parties. The Company shall not be liable for any settlement of any proceeding effected without its written consent, which consent shall not be unreasonably withheld, delayed or conditioned. Without the prior written consent of the Indemnified Person, which consent shall not be unreasonably withheld, delayed or conditioned, the Company shall not effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Person from all liability arising out of such proceeding.

4.9 Listing of Common Stock. The Company will use its reasonable best efforts to list the Underlying Shares for quotation on the NASDAQ Capital Market and maintain the listing of the Common Stock on the NASDAQ.

4.10 Use of Proceeds. The Company intends to use the net proceeds from the sale of the Preferred Shares hereunder for general corporate purposes, including the contribution of at least $50 million of the net proceeds to its subsidiary, Bank of North Carolina.

4.11 Shareholders’ Meeting. The Company shall call a special meeting of its shareholders, to be held as promptly as practicable following the Closing, but in no event later than 75 days after the Closing, to vote on proposals (the “Shareholder Proposals”) to (i) approve the issuance of the Underlying Shares upon conversion of the Preferred Shares into Common Stock (voting and non-voting) for purposes of NASDAQ Listing Rule 5635, and (ii) if necessary, amend the Articles of Incorporation to increase the number of authorized shares of Common Stock to at least such number as shall be sufficient to permit the full conversion of the Preferred Shares (such approval of the Shareholder Proposals, “Shareholder Approvals”). The Board of Directors of the Company shall recommend to the Company’s shareholders that such shareholders vote in favor of the Shareholder Proposals. In connection with such meeting, the Company shall promptly prepare and file (but in no event more than 15 Business Days after the Closing Date) with the Commission a preliminary proxy statement, shall use its reasonable best efforts to respond to any comments of the Commission or its staff and to cause a definitive proxy statement related to such shareholders’ meeting to be mailed to the Company’s shareholders not more than 10 Business Days after clearance thereof by the Commission, and shall use its reasonable best efforts to solicit proxies for such Shareholder Approvals. If at any time prior to such shareholders’ meeting there shall occur any event that is required to be set forth in an amendment or supplement to the proxy statement, the Company shall as promptly as practicable prepare and mail to its shareholders such an amendment or supplement. In the event that Shareholder Approvals are not obtained at such special shareholders’ meeting, the Company shall include a proposal to approve (and the Board of Directors shall recommend approval of) such proposal at a meeting of its shareholders to be held no less than once in each subsequent six-month period beginning on the date of such special shareholders’ meeting until such approval is obtained.

4.12 Intentionally Omitted.

4.13 Intentionally Omitted.

4.14 Most Favored Nation. Except as disclosed, during the period from the date of this Agreement through the Closing Date, neither the Company nor its Subsidiaries shall enter into any additional, or modify any existing, agreements with any existing or future investors in the Company or any of its Subsidiaries, that have the effect of establishing rights or otherwise benefiting such investor in a manner more favorable in any material respect to such investor than the rights and benefits established in favor of the Purchaser by this Agreement, unless, in any such case, the Purchaser has been provided with such rights and benefits.

ARTICLE 5:

CONDITIONS PRECEDENT TO CLOSING

5.1 Conditions Precedent to the Obligations of the Purchaser to Purchase Preferred Shares. The obligation of the Purchaser to acquire Preferred Shares at the Closing is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by the Purchaser:

(a) Representations and Warranties. The representations and warranties of the Company contained herein shall be true and correct in all material respects (except for those representations and warranties that are qualified by materiality, which shall be true and correct in all respects) as of the date hereof and as of the Closing Date, as though made on and as of such date, except for such representations and warranties that speak as of a specific date.

(b) Performance. The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by it at or prior to the Closing.

(c) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by the Transaction Documents.

(d) Consents. Other than the Required Approvals contemplated in Section 3.1 (e)(i), (iii), (v) and (vi) above, the Company shall have obtained in a timely fashion any and all consents, permits, approvals, registrations and waivers necessary for consummation of the purchase and sale of the Preferred Shares, all of which shall be and remain so long as necessary in full force and effect.

(e) Company Deliverables. The Company shall have delivered the Company Deliverables in accordance with Section 2.2(a).

(f) Compliance Certificate. The Company shall have delivered to the Purchaser a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or its Chief Financial Officer, certifying to the fulfillment of the conditions specified in Sections 5.1 (a) and (b) in the form attached hereto as Exhibit F.

(g) Articles of Amendment. The Company shall have filed the Series C Preferred Stock Articles of Amendment and the Series B-1 Preferred Stock Articles of Amendment with the Secretary of State.

(h) Termination. This Agreement shall not have been terminated in accordance with Sections 6.16 herein.

(i) NASDAQ Approval. NASDAQ has reviewed the transactions contemplated hereby, including but not limited to the terms of the Preferred Shares set forth in the Articles of Amendment; NASDAQ has completed its review and has raised no objections; and NASDAQ has raised no objections to the listing of the Common Stock issuable upon conversion of the (a) Series C Preferred Stock and (b) non-voting Common Stock underlying the Series B-1 Preferred Stock.

5.2 Conditions Precedent to the Obligations of the Company to sell Preferred Shares. The Company’s obligation to sell and issue the Preferred Shares at the Closing is subject to the fulfillment, on or prior to the Closing Date, of the following conditions, any of which may be waived by the Company:

(a) Representations and Warranties. The representations and warranties made by the Purchaser in Section 3.2 hereof shall be true and correct in all material respects (except for those representations and warranties that are qualified by materiality, which shall be true and correct in all respects) as of the date hereof and as of the Closing Date as though made on and as of such date, except for representations and warranties that speak as of a specific date.

(b) Performance. The Purchaser shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by the Purchaser at or prior to the Closing Date.

(c) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by the Transaction Documents.

(d) Consents. Other than the Required Approvals contemplated in Section 3.1 (e)(i), (iii), (v) and (vi) above, the Company shall have obtained in a timely fashion any and all consents, permits, approvals, registrations and waivers necessary for consummation of the purchase and sale of the Preferred Shares, all of which shall be and remain so long as necessary in full force and effect.

(e) Purchaser Deliverables. The Purchaser shall have delivered its Purchaser Deliverables in accordance with Section 2.2(b).

(f) Termination. This Agreement shall not have been terminated in accordance with Sections 6.16 herein.

(g) NASDAQ Approval. NASDAQ has reviewed the transactions contemplated hereby, including but not limited to the terms of the Preferred Shares set forth in the Articles of Amendment; NASDAQ has completed its review and has raised no objections; and NASDAQ has raised no objections to the listing of the Common Stock issuable upon conversion of the (a) Series C Preferred Stock and (b) non-voting Common Stock underlying the Series B-1 Preferred Stock.

ARTICLE 6:

MISCELLANEOUS

6.1 Fees and Expenses. The Company shall compensate the Purchaser for all reasonable and documented expenses in connection with the transactions contemplated by this Agreement, the Series B-1 Preferred Stock Articles of Amendment, and the Series C Preferred Stock Articles of Amendment, including, without limitation, expenses for its counsel, due diligence efforts, the negotiation and preparation of this Agreement and the Series B-1 Preferred Stock Articles of Amendment and the Series C Preferred Stock Articles of Amendment and undertaking of the transactions contemplated by this Agreement and the Series B-1 Preferred Stock Articles of Amendment and Series C Preferred Stock Articles of Amendment (including out-of-pocket due diligence expenses and professional fees incurred by or on behalf of the Purchaser or its Affiliates in connection with the transactions contemplated hereby, but excluding the purchase price for any of the Securities) up to an aggregate amount not to exceed $175,000. Other than as set forth in the preceding sentence, the parties hereto shall be responsible for the payment of all expenses incurred by them in connection with the preparation and negotiation of the Transaction Documents and the consummation of the transactions contemplated hereby. The Company shall pay all amounts owed to the Placement Agents relating to or arising out of the transactions contemplated hereby. The Company shall pay all Transfer Agent fees, stamp taxes and other taxes and duties levied in connection with the sale and issuance of the Securities to the Purchaser.

6.2 Entire Agreement. The Transaction Documents, together with the Exhibits and Schedules thereto and the Investment Agreement, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements, understandings, discussions and representations, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules. At or after the Closing, and without further consideration, the Company and the Purchaser will execute and deliver to the other such further documents as may be reasonably requested in order to give practical effect to the intention of the parties under the Transaction Documents.

6.3 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of

(a) the date of transmission, if such notice or communication is delivered via facsimile or e-mail (provided the sender receives a machine-generated confirmation of successful facsimile transmission or confirmation of receipt of an e-mail transmission) at the facsimile number specified in this Section prior to 5:00 p.m., New York City time, on a Trading Day, (b) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section on a day that is not a Trading Day or later than 5:00 p.m., New York City time, on any Trading Day, (c) the Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service with next day delivery specified, or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as follows:

If to the Company:	BNC Bancorp 1226 Eastchester Drive High Point, NC 27265 Attention: W. Swope Montgomery, Jr., President and Chief Executive Officer Fax: [ ]
E-Mail: [ ]

With a copy to:	Womble Carlyle Sandridge & Rice, LLP 271 17th Street, N.W. Suite 2400 Atlanta, Georgia 30363 Attention: Steven S. Dunlevie Fax: [ ]
E-Mail: [ ]

If to a Purchaser:	To the address set forth under the Purchaser’s name on the signature page hereof;

or such other address as may be designated in writing hereafter, in the same manner, by such Person.

6.4 Amendments: Waivers: No Additional Consideration. No amendment or waiver of any provision of this Agreement will be effective with respect to any party unless made in writing and signed by an officer or a duly authorized representative of such party.

6.5 Construction. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party. This Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement or any of the Transaction Documents.

6.6 Successors and Assigns. The provisions of this Agreement shall inure to the benefit of and be binding upon the parties and their successors and permitted assigns. This Agreement, or any rights or obligations hereunder, may not be assigned by the Company without the prior written consent of the Purchaser. The Purchaser may assign its rights hereunder in whole or in part to any Person to whom the Purchaser assigns or transfers any Securities in compliance with the Transaction Documents and applicable law, provided such transferee shall agree in writing to be bound, with respect to the transferred Securities, by the terms and conditions of this Agreement that apply to the “Purchaser”.

6.7 No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, other than, solely with respect to the provisions of Section 4.8, the Indemnified Persons.

6.8 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State. Each party agrees that all Proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and any other Transaction Documents, or any other matter related thereto (whether brought against a party hereto or its respective Affiliates, employees or agents) whether in tort or contract or at law or in equity, shall be commenced and maintained exclusively in the United States District Court for the Southern District of New York or the Supreme Court of the State of New York for the County of New York (the “New York Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of such New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any Proceeding, any claim that it is not personally subject to the jurisdiction of any such New York Courts, or that such Proceeding has been commenced in an improper or inconvenient forum. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such Proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

6.9 Survival. Subject to applicable statute of limitations, the representations, warranties, agreements and covenants contained herein shall survive the Closing and the delivery of the Preferred Shares; provided, that the representations and warranties of the Company and Purchaser shall survive the Closing and the delivery of Preferred Shares for a period of one year.

6.10 Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, or bye-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.

6.11 Severability. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

6.12 Replacement of Preferred Shares. If any certificate or instrument evidencing any Preferred Shares is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company and the Transfer Agent of such loss, theft or destruction and the execution by the holder thereof of a customary lost certificate affidavit of that fact and an agreement to indemnify and hold harmless the Company and the Transfer Agent for any losses in connection therewith or, if required by the Transfer Agent, a bond in such form and amount as is required by the Transfer Agent. The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Preferred Shares. If a replacement certificate or instrument evidencing any Preferred Shares is requested due to a mutilation thereof, the Company may require delivery of such mutilated certificate or instrument as a condition precedent to any issuance of a replacement.

6.13 Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, the Purchaser and the Company may be entitled to specific performance under the Transaction Documents. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agree to waive in any action for specific performance of any such obligation (other than in connection with any action for a temporary restraining order) the defense that a remedy at law would be adequate.

6.14 Payment Set Aside. To the extent that the Company makes a payment or payments to the Purchaser pursuant to any Transaction Document or the Purchaser enforces or exercises its rights thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

6.15 Intentionally Omitted.

6.16 Termination; Rescission.

(a) This Agreement may be terminated and the sale and purchase of the Preferred Shares abandoned at any time prior to the Closing by either the Company or the Purchaser upon written notice to the other, if the Closing has not been consummated on or prior to 5:00 p.m., New York City time, on the Outside Date; provided, however, that the right to terminate this Agreement under this Section 6.16 shall not be available to any Person whose failure to comply with its obligations under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such time. Nothing in this Section 6.16 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or the other Transaction Documents or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement or the other Transaction Documents. In the absence of a breach of this Agreement, upon a termination in accordance with this Section, the Company and the Purchaser shall not have any further obligation or liability (including arising from such termination) to the others.

(b) Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) the Transaction Documents, whenever any Purchaser exercises a right, election, demand or option under a Transaction Document and the Company does not timely perform its related obligations within the periods therein provided, then such Purchaser may rescind or withdraw, in its sole discretion from time to time upon written notice to the Company, any relevant notice, demand or election in whole or in part without prejudice to its future actions and rights.

ARTICLE 7:

AMENDMENT NUMBER 1 TO INVESTMENT AGREEMENT; WAIVER

7.1 Amendments to the Investment Agreement.

(a) Sections 3.3(a) and 4.9(e) and of the Investment Agreement are hereby amended by deleting the phrase “the Series B Preferred Stock” as it appears in such sections and replacing it, in each instance, with the phrase “the Series B Preferred Stock, the Series B-1 Preferred Stock, the Series C Preferred Stock and the Non-Voting Common Stock”.

(b) Section 4.1 is hereby amended by deleting the phrase “Series B Preferred Stock Articles of Amendment” and replacing it with the phrase “Securities Purchase Agreement, Series B Preferred Stock Articles of Amendment, Series B-1 Preferred Stock Articles of Amendment or the Series C Preferred Stock Articles of Amendment”.

(c) The first sentence of Section 4.2(a) of the Investment Agreement is hereby amended by deleting the phrase “Common Stock” as it appears and replacing it, in each instance, with the phrase “Common Stock and Non-voting Common Stock”. The final sentence of Section 4.2(a) of the Investment Agreement is hereby amended by deleting the phrase “Series B Preferred Stock” in its entirety and replacing it, in each instance, with the phrase “the Series B Preferred Stock, the Series B-1 Preferred Stock, the Series C Preferred Stock and the Non-voting Common Stock”.

(d) Section 4.7 is hereby amended is hereby amended and restated as follows:

Extension Periods. Notwithstanding anything to the contrary contained in this Agreement, the Securities Purchase Agreement, the Series B Preferred Stock Articles of Amendment, the Series B-1 Preferred Stock Articles of Amendment or the Series C Preferred Stock Articles of Amendment, if there exists a period (the “Section 16(b) Period”) during which the Investor’s purchase, sale or conversion, pursuant to such agreements or articles of amendment, of any Common Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series C Preferred Stock, or Common Stock or Non-voting Common Stock issuable upon conversion of such Preferred Stock would result in liability under Section 16(b) of the Exchange Act, as amended, or the rules and regulations promulgated thereunder, the period during which such security may be purchased, sold or converted, as the case may be, if prescribed by this Agreement, the Securities Purchase Agreement, the Series B Preferred Stock Articles of Amendment, the Series B-1 Preferred Stock Articles of Amendment or the Series C Preferred Stock Articles of Amendment, shall be extended for the equivalent number of days of such Section 16(b) Period (the “Extension Period”), with such Extension Period beginning on the later of (a) the expiration date of such Security, if any, or (b) the date of the end of such Section 16(b) Period.

(e) Section 4.9(k)(4) is hereby amended and restated as follows:

(i) “Registrable Securities” means (i) all Common Stock, Non-voting Common Stock, Series B Preferred Stock, Series B-1 Preferred Stock and Series C Preferred Stock held by the Investor from time to time and (ii) any equity securities issued or issuable directly or indirectly with respect to the securities referred to in the foregoing clause by way of conversion, exercise or exchange thereof or stock dividend or stock split or in connection with a combination of shares, recapitalization, reclassification, merger, amalgamation, arrangement, consolidation or other reorganization, including (i) the Common Stock issuable upon conversion of the Series B Preferred Stock and the Series C Preferred Stock, (ii) the Non-voting Common Stock issuable upon conversion of the Series B Preferred Stock and the Series B-1 Preferred Stock, and (iii) the Common Stock issuable upon the conversion of the Non-voting Common Stock, provided that, once issued, such securities will not be Registrable Securities when (x) they are sold pursuant to an effective registration statement under the Securities Act, (y) they shall have ceased to be outstanding or (z) they have been sold in a private transaction in which the transferor’s rights under this Agreement are not assigned to the transferee of the securities. No Registrable Securities may be registered under more than one registration statement at one time.

(f) Sections 4.10(a) and 4.10(b)(1) and (2) of the Investment Agreement are hereby amended by deleting the phrase “Common Stock” as it appears and replacing it, in each instance, with the phrase “Common Stock and Non-voting Common Stock”

(g) Section 4.10(b) of the Investment Agreement is hereby amended to by deleting the word “Securities” and replacing it with the phrase “shares of Series B Preferred Stock, the Series B-1 Preferred Stock, the Series C Preferred Stock and the Non-voting Common Stock”

(h) Section 4.10(c)(2) of the Investment Agreement is hereby amended and restated as follows:

Propose or agree to accept any term or condition or otherwise modify the terms of this Agreement, the Securities Purchase Agreement, the Series B Preferred Stock Articles of Amendment, the Series B-1 Preferred Stock Articles of Amendment, the Series C Preferred Stock Articles of Amendment if such term, condition, modification or confirmation would (A) materially adversely affect (with respect to the Investor or its Affiliates) any material term of the transactions, or (B) adversely affect (with respect to the Investor or its Affiliates) any material financial term of the transactions contemplated by this Agreement or the Series B Preferred Stock Articles of Amendment, the Series B-1 Preferred Stock Articles of Amendment, the Series C Preferred Stock Articles of Amendment.

(i) Section 5.9 is hereby amended to add the following as the new third sentence of the section:

Capitalized terms used and not otherwise defined herein that are defined in the Securities Purchase Agreement and Amendment Number 1 to the Investment Agreement by and between the Investor and the Company, dated as of May 31, 2012 (the “Securities Purchase Agreement”).

7.2 Shelf Registration Statement. On or prior to the Filing Deadline, the Company shall file a new Shelf Registration Statement or amend its effective Shelf Registration Statement to cover the resale of all of the Registrable Securities, as such term is amended pursuant to Section 7.1(e), not already covered by an existing and effective Shelf Registration Statement.

7.3 Waiver of Notice of Preemptive Rights. Solely with respect to the offering of Series B-1 Preferred Stock and Series C Preferred Stock pursuant to this agreement and similar stock purchase agreements executed on or about the date hereof, the Purchaser hereby waives its notice rights under Section 4.2(b) of the Investment Agreement.

[Remainder of page blank]

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

BNC BANCORP

By:	/s/ W. Swope Montgomery
Name: W. Swope Montgomery
Title: President and Chief Executive Officer

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[SIGNATURE PAGE FOR PURCHASER FOLLOW]

AQUILINE BNC HOLDINGS LLC a Delaware limited liability company

By:	Aquiline Financial Services Fund L.P., member of Aquiline BNC Holdings LLC

By:	Aquiline Capital Partners GP LLC, general partner of Aquiline Financial Services Fund L.P.

By:	/s/ Sandra Wijnberg
	Name:	Sandra Wijnberg
	Title:	Authorized Signatory

Aggregate Purchase Price (Subscription Amount): $25,415,000

Total Number of Preferred Shares to be Acquired: 25,415

Shares of Series C Preferred Stock to be Acquired: 4,300

Shares of Series B-1 Preferred Stock to be Acquired: 21,115

Tax ID No.: 27-2762100

Address for Notice:

535 Madison Avenue, 24th Floor
New York, New York 10022

Telephone No.: 212-624-9500 Facsimile No.: 212-624-9510 E-mail Address: contact@acquiline-llc.com Attention: Ezra S. Berger

[Signature Page to Securities Purchase Agreement]

Exhibit A-1

State of North Carolina

Department of the Secretary of State

ARTICLES OF AMENDMENT

OF

BNC BANCORP

Pursuant to §55-10-06 of the General Statutes of North Carolina, the undersigned corporation hereby submits the following Articles of Amendment for the purpose of amending its Articles of Incorporation.

1.	The name of the corporation is: BNC BANCORP

2.	The text of each amendment adopted is as follows (State below or attach):

The attached designation of the preferences, limitations, and relative rights of the Corporation’s Mandatorily Convertible Cumulative Non-Voting Preferred Stock, Series C, was duly adopted and approved by the Corporation’s Board of Directors as provided in N.C. Gen. Stat. Section 55-6-02. Shareholder approval is not required under Section 55-6-02.

3.	If an amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment, if not contained in the amendment itself, are as follows:

Not applicable.

4.	The date of adoption of each amendment was as follows: , 2012

5.	The amendment was duly adopted and approved by the Board of Directors of the corporation, as provided for pursuant to §55-10-02 of the General Statutes of North Carolina.

6.	These articles will be effective upon filing.

This the      day of June, 2012.

BNC Bancorp
Name of Corporation

Signature

W. Swope Montgomery, Jr.
President and Chief Executive Officer

RIGHTS AND PREFERENCES

Section 1. Designation. There is hereby created out of the authorized and unissued shares of preferred stock of the Corporation a series of preferred stock designated as the “Mandatorily Convertible Cumulative Non-Voting Perpetual Preferred Stock, Series C” (the “Series C Preferred Stock”). The number of shares constituting such series initially shall be 43,185. The par value of the Series C Preferred Stock shall be no par value per share, and the liquidation preference shall be $1,000 per share.

Section 2. Ranking. The Series C Preferred Stock will, with respect to dividend rights and rights on liquidation, winding up and dissolution, rank (i) on parity with the Fixed Rate Cumulative Perpetual Preferred Stock, Series A, the Mandatorily Convertible Cumulative Non-Voting Preferred Stock, Series B-1 (“Series B-1 Preferred Stock”) and with each other class or series of equity securities of the Corporation the terms of which do not expressly provide that such class or series will rank senior or junior to the Series C Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation (collectively referred to as “Parity Securities”) and (ii) senior to the Mandatorily Convertible Non-Voting Preferred Stock, Series B, Corporation’s common stock, no par value per share (the “Common Stock”), the Corporation’s non-voting common stock, no par value per share (the “Non-Voting Common Stock”), and each other class or series of capital stock of the Corporation outstanding or established after the Effective Date by the Corporation the terms of which do not expressly provide that it ranks on a parity with or senior to the Series C Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation (collectively referred to as “Junior Securities”). The Corporation has the power to authorize and/or issue additional shares or classes or series of Junior Securities or Parity Securities without the consent of the Holders; provided, however, that, pursuant to Section 12(b) hereof, for as long as the Series C Preferred Stock remains outstanding, no preferred stock of the Corporation that would rank senior to the Series C Preferred Stock may be issued without, in each case, the express approval of the Holders of at least a majority of the issued and outstanding shares of Series C Preferred Stock voting as a single class.

Section 3. Definitions. The following initially capitalized terms shall have the following meanings, whether used in the singular or the plural:

(a) “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

(b) “Applicable Conversion Price” means the Conversion Price in effect at any given time.

(c) “Articles of Amendment” means these Articles of Amendment of the Corporation.

(d) “Articles of Incorporation” means the Articles of Incorporation of the Corporation, as amended.

(e) “BHC Act” means the Bank Holding Company Act of 1956, as amended.

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(f) “Business Day” means any day that is not Saturday or Sunday and that, in New York City, is not a day on which banking institutions generally are authorized or obligated by law or executive order to be closed.

(g) “Closing Price” of the Common Stock (or other relevant capital stock or equity interest) on any date of determination means the closing sale price or, if no closing sale price is reported, the last reported sale price of the shares of the Common Stock (or other relevant capital stock or equity interest) on the NASDAQ Capital Market on such date. If the Common Stock (or other relevant capital stock or equity interest) is not traded on the NASDAQ Capital Market on any date of determination, the Closing Price of the Common Stock (or other relevant capital stock or equity interest) on such date of determination means the closing sale price as reported in the composite transactions for the principal US. national or regional securities exchange on which the Common Stock (or other relevant capital stock or equity interest) is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal U.S. national or regional securities exchange on which the Common Stock (or other relevant capital stock or equity interest) is so listed or quoted, or if the Common Stock (or other relevant capital stock or equity interest) is not so listed or quoted on a US. national or regional securities exchange, the last quoted bid price for the Common Stock (or other relevant capital stock or equity interest) in the over-the-counter market as reported by OTC Markets Group Inc. or similar organization, or, if that bid price is not available, the market price of the Common Stock (or other relevant capital stock or equity interest) on that date as determined by a nationally recognized independent investment banking firm retained by the Corporation for this purpose.

For purposes of these Articles of Amendment, all references herein to the “closing sale price” and “last reported sale price” of the Common Stock (or other relevant capital stock or equity interest) on the NASDAQ Capital Market shall be such closing sale price and last reported sale price as reflected on the web site of the NASDAQ Capital Market (http://www.nasdaq.com) and as reported by Bloomberg Professional Service; provided that in the event that there is a discrepancy between the closing sale price or last reported sale price as reflected on the website of the NASDAQ Capital Market and as reported by Bloomberg Professional Service, the closing sale price and last reported sale price on the website of the NASDAQ Capital Market shall govern.

(h) “Common Stock” has the meaning set forth in Section 2.

(i) “Corporation” means BNC Bancorp, a bank holding company and corporation organized in the State of North Carolina.

(j) “Conversion Price” means for each share of Series C Preferred Stock, $7.00035 provided that the foregoing shall be subject to adjustment or limitation as set forth herein.

(k) “Current Market Price” means, on any date, the average of the daily Closing Price per share of the Common Stock or other securities on each of the five consecutive Trading Days preceding the earlier of the day before the date in question and the day before the Ex-Date with respect to the issuance or distribution giving rise to an adjustment to the Conversion Price pursuant to Section 10.

(l) “Effective Date” means the date on which shares of the Series C Preferred Stock are first issued.

(m) “Exchange Property” has the meaning set forth in Section 11(a).

(n) “Ex-Date”, when used with respect to any issuance or distribution, means the first date on which the Common Stock or other securities trade without the right to receive the issuance or distribution giving rise to an adjustment to the Conversion Price pursuant to Section 10.

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(o) “Holder” means the Person in whose name the shares of the Series C Preferred Stock are registered, which may be treated by the Corporation as the absolute owner of the shares of Series C Preferred Stock for the purpose of making payment and settling the related conversions and for all other purposes.

(p) “Junior Securities” has the meaning set forth in Section 2.

(q) “Liquidation Preference” means, as to the Series C Preferred Stock, $1,000 per share (as adjusted for any split, subdivision, combination, consolidation, recapitalization or similar event with respect to the Series C Preferred Stock).

(r) “Mandatory Conversion Date” means, with respect to the shares of Series C Preferred Stock of any Holder, the third Business Day after which the Corporation has received the Shareholder Approvals, provided, however, that if a Mandatory Conversion Date would otherwise occur on or after an Ex-Date for an issuance or distribution that results in an adjustment of the Conversion Price pursuant to Section 10 and on or before the Record Date for such issuance or distribution, such Mandatory Conversion Date shall instead occur on the first calendar day after the Record Date for such issuance or distribution. For the avoidance of doubt, a Mandatory Conversion Date, with respect to the shares of Series C Preferred Stock, shall not be deemed to have occurred unless the Shareholder Approvals relating to shares of the Series B-1 Preferred Stock described in the definition of “Shareholder Approvals” below have been obtained.

(s) “Non-Voting Common Stock” has the meaning set forth in Section 2.

(t) “Notice of Mandatory Conversion” has the meaning set forth in Section 9(a).

(u) “Parity Securities” has the meaning set forth in Section 2.

(v) “Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

(w) “Record Date” has the meaning set forth in Section 4(d).

(x) “Reference Securities” has the meaning set forth in Section 10(e).

(y) “Reorganization Event” has the meaning set forth in Section 11(a).

(z) “Section 4(c) Dividend Payment Date” has the meaning set forth in Section 4(c).

(aa) “Section 4(c) Dividend Period” has the meaning set forth in Section 4(c).

(bb) “Securities Purchase Agreement” means the Securities Purchase Agreement, dated as of May 31, 2012, as may be amended from time to time, between the Corporation and a Holder.

(cc) “Series B-1 Preferred Stock” has the meaning set forth in Section 2.

(dd) “Series C Preferred Stock” has the meaning set forth in Section 1.

(ee) “Shareholder Approvals” means the shareholder approvals necessary to (i) approve the conversion of the Series C Preferred Stock into Common Stock for purposes of Rule 5635 of the NASDAQ Marketplace Rules and (ii) approve the conversion of the Series B-1 Preferred Stock into

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Non-Voting Common Stock and the conversion of such Non-Voting Common Stock into shares of Common Stock for purposes of Rule 5635 of the NASDAQ Marketplace Rules.

(ff) “Special Dividend” has the meaning set forth in Section 4(c).

(gg) “Special Dividend Rate” means the following respective rates during each of the following respective periods:

(i) 12% per annum for the Section 4(c) Dividend Period beginning on September 30, 2012 and ending on December 31, 2012; and

(ii) 15% per annum for the dividends accruing during all Section 4(c) Dividend Periods beginning on or subsequent to December 31, 2012.

(hh) “Trading Day” means a day on which the shares of Common Stock:

(i) are not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business; and

(ii) have traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the Common Stock.

Section 4. Dividends. (a) From and after the Effective Date, the Holders shall be entitled to receive, when, as and if declared by the Board of Directors or a duly authorized committee of the Board of Directors, out of funds legally available therefor, non-cumulative dividends of the type and in the amounts determined as set forth in Section 4(b) and cumulative dividends of the type and in the amounts determined as set forth in Section 4(c), and no more.

(b) Subject to Section 4(a), if the Board of Directors or a duly authorized committee of the Board of Directors declares and pays a cash dividend in respect of Common Stock, then, and as a condition to such cash dividend, the Board of Directors or such duly authorized committee of the Board of Directors shall declare and pay to the Holders of the Series C Preferred Stock, on the same dates on which such cash dividend is declared or paid, as applicable, on the Common Stock, a cash dividend in an amount per share of Series C Preferred Stock equal to the product of (i) the per share dividend declared and paid in respect of each share of Common Stock and (ii) the number of shares of Common Stock into which such share of Series C Preferred Stock is then convertible, assuming receipt of the Shareholder Approvals.

(c) In addition to dividends payable under Section 4(b), dividends shall begin to accrue on September 30, 2012 and will be payable quarterly in arrears, commencing on December 31, 2012, when, as and if declared by the Board of Directors or a duly authorized committee of the Board of Directors, on March 31, June 30, September 30 and December 31 of each year, or, if any such day is not a Business Day, the next Business Day (each, a “Section 4(c) Dividend Payment Date”) for each outstanding share of Series C Preferred Stock, payable in cash at the Special Dividend Rate (such dividend, the “Special Dividend”). Dividends payable pursuant to this Section 4(c), will be, for each outstanding share of Series C Preferred Stock, payable in cash at an annual rate equal to the Special Dividend Rate multiplied by the sum of (A) the Liquidation Preference plus (B) all accrued and unpaid dividends, whether or not declared, on such shares of Series C Preferred Stock for any prior Section 4(c) Dividend Period and will be computed on the basis of a 360-day year of twelve 30-day months and for any Section 4(c) Dividend Period greater or less than a full Section 4(c) Dividend Period will be computed on the basis of the actual number of days elapsed in the period divided by 360. No interest or

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sum of money in lieu of interest will be paid on any dividend payment on a share of Series C Preferred Stock paid later than the scheduled Section 4(c) Dividend Payment Date. The period from September 30, 2012 to but excluding December 31, 2012 and each period from and including a Section 4(c) Dividend Payment Date to but excluding the following Section 4(c) Dividend Payment Date is herein referred to as a “Section 4(c) Dividend Period.” Such dividends will accumulate during each dividend period from and including the immediately preceding dividend payment date (in the case of the initial dividend period, if applicable, September 30, 2012) to but excluding the immediately succeeding dividend payment date.

(d) Each dividend will be payable to Holders of record as they appear in the records of the Corporation at the close of business on the same record date, which (i) with respect to dividends payable pursuant to Section 4(b), shall be the same day as the record date for the payment of the corresponding dividends to the holders of shares of Common Stock and (ii) with respect to dividends payable pursuant to Section 4( c), shall be on the first Business Day of the month in which the relevant Section 4( c) Dividend Payment Date occurs (each, a “Record Date”).

(e) Special Dividends are cumulative on the Series C Preferred Stock. To the extent that the Board of Directors does not declare and pay dividends on the Series C Preferred Stock for a Section 4(c) Dividend Period prior to the related Section 4(c) Dividend Payment Date, in full or otherwise, such unpaid dividend shall accrue and shall cumulate from such scheduled Section 4(c) Dividend Payment Date, shall compound on each subsequent Section 4(c) Dividend Payment Date and shall be payable quarterly in arrears on each subsequent Section 4(c) Dividend Payment Date. As used herein, the term “accrued” includes both accrued and accumulated dividends.

(f) If full dividends payable on Series C Preferred Stock pursuant to Section 4(b) for any dividend period or Section 4(c) for any Section 4(c) Dividend Period have not been declared and paid, or declared and a sum sufficient for the payment of those dividends been set aside, the Corporation may not: (i) declare and pay or set aside for payment or declare and make or set aside for payment any distribution of assets on any Junior Securities (other than a dividend payable solely in Junior Securities); (ii) repurchase, redeem, or otherwise acquire for consideration, directly or indirectly, any Junior Securities (other than as a result of a reclassification of Junior Securities for or into other Junior Securities, or the exchange or conversion of one Junior Security for or into another Junior Security, and other than through the use of the proceeds of a substantially contemporaneous sale of other Junior Securities), nor shall any monies be paid to or made available for a sinking fund for the redemption of any Junior Securities by the Corporation; or (iii) repurchase, redeem, or otherwise acquire for consideration any Parity Securities otherwise than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series C Preferred Stock and such Parity Securities except by conversion into or exchange for Junior Securities. The foregoing limitations do not apply to purchases or acquisitions of Junior Securities pursuant to any employee or director incentive or benefit plan or arrangement (including any of the Corporation’s employment, severance, or consulting agreements) of the Corporation or of any of its subsidiaries adopted before or after the Effective Date.

(g) If full dividends payable on Series C Preferred Stock pursuant to Section 4(b) for the current dividend period or Section 4(c) for any Section 4(c) Dividend Period have not been declared and paid, or declared and a sum sufficient for the payment of those dividends been set aside, the Corporation may not declare, pay, or set aside for payment dividends on any Parity Securities or Junior Securities for any period; provided, however, that to the extent that the Corporation declares dividends on the Series C Preferred Stock and on any Parity Securities but does not make full payment of such declared dividends, the Corporation will allocate the dividend payments on a pro rata basis among the Holders and the holders of any Parity Securities. For purposes of calculating the pro rata allocation of partial dividend payments, the Corporation will allocate dividend payments based on the ratio between the current and accrued dividends due on the shares of Series C Preferred Stock and the aggregate of the

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current and accrued dividends due on any Parity Securities, which shall not include any accumulation for any prior dividend periods if such Parity Securities do not have a cumulative dividend.

(h) If the Mandatory Conversion Date with respect to any share of Series C Preferred Stock is prior to any Record Date, the Holder of such share of Series C Preferred Stock will not have the right to receive any dividends on the Series C Preferred Stock with respect to such Record Date. If the Mandatory Conversion Date with respect to any share of Series C Preferred Stock is after the Record Date for any declared dividend and prior to the payment date for that dividend, the Holder thereof shall receive that dividend on the relevant payment date if such Holder was the Holder of record on the Record Date for that dividend; provided, that this provision shall not affect any rights to receive any accrued but unpaid dividends on the Series C Preferred Stock attributable to any Section 4(c) Dividend Period completed prior to the Record Date.

Section 5. Liquidation. (a)In the event the Corporation voluntarily or involuntarily liquidates, dissolves or winds up, the Holders at the time shall be entitled to receive liquidating distributions in an amount equal to the greater of (i) the Liquidation Preference per share of Series C Preferred Stock, plus an amount equal to any accrued but unpaid dividends, whether or not declared, thereon to and including the date of such liquidation and (ii) 110% of the payment or distribution to which such Holders would be entitled if the Series C Preferred Stock were converted into Common Stock immediately before such liquidation, dissolution or winding-up, out of assets legally available for distribution to the Corporation’s shareholders, before any distribution of assets is made to the holders of the Common Stock, Non-Voting Common Stock or any other Junior Securities. After payment of the full amount of such liquidation distribution, the Holders shall not be entitled to any further participation in any distribution of assets by the Corporation.

(b) In the event the assets of the Corporation available for distribution to shareholders upon any liquidation, dissolution or winding-up of the affairs of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full the amounts payable with respect to all outstanding shares of the Series C Preferred Stock and the corresponding amounts payable on any Parity Securities, Holders and the holders of such Parity Securities shall share ratably in any distribution of assets of the Corporation in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled.

(c) The Corporation’s consolidation or merger with or into any other entity, the consolidation or merger of any other entity with or into the Corporation, or the sale of all or substantially all of the Corporation’s property or business will not constitute its liquidation, dissolution or winding up.

Section 6. Maturity. The Series C Preferred Stock shall be perpetual unless converted or redeemed in accordance with these Articles of Amendment.

Section 7. Redemptions by the Corporation.

(a) Optional Redemption. The Series C Preferred Stock may not be redeemed by the Corporation prior to June 30, 2017. After June 30, 2017, the Corporation, at its option, may redeem in whole or in part at any time the shares of Series C Preferred Stock together with the Series B-1 Preferred Stock at the time outstanding, upon notice given as provided in Section 7(c) below, at a redemption price per share payable in cash equal to the greater of (i) 125.0% of the sum of (A) the Liquidation Preference, plus (B) all accrued but unpaid dividends up to, but excluding, the date fixed for redemption, whether or not declared, and (ii) 110% of (A) the number of shares of Common Stock into which a share of Series C Preferred Stock would be convertible on the Trading Day immediately prior to the date fixed for redemption (assuming receipt of Shareholder Approvals) multiplied by (B) the Closing Price of Common Stock on such Trading Day. The redemption price for any shares of Series C Preferred Stock shall be

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payable on the redemption date to the Holder of such shares against surrender of the certificate(s) evidencing such shares to the Corporation or its agent. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to a Record Date shall not be paid to the Holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such Record Date.

(b) No Sinking Fund. The Series C Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Series C Preferred Stock will have no right to require redemption of any shares of Series C Preferred Stock.

(c) Notice of Redemption. Notice of every redemption of shares of Series C Preferred Stock shall be given by first class mail, postage prepaid, addressed to the Holders of the shares to be redeemed at their respective last addresses appearing on the books of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption; provided, that failure to give such notice by mail, or any defect in such notice or in the mailing thereof, to any Holder of shares of Series C Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series C Preferred Stock to be so redeemed except as to the Holder to whom the Corporation has failed to give such notice or except as to the Holder to whom notice was defective. Notwithstanding the foregoing, if the Series C Preferred Stock or any depositary shares representing interests in the Series C Preferred Stock are issued in book-entry form through The Depository Trust Company or any other similar facility, notice of redemption may be given to the Holders of Series C Preferred Stock at such time and in any manner permitted by such facility. Each such notice given to a Holder shall state: (1) the redemption date; (2) the number of shares of Series C Preferred Stock to be redeemed and, if less than all the shares held by such Holder are to be redeemed, the number of such shares to be redeemed from such Holder; (3) the redemption price (or manner of determination of the redemption price); and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.

(d) Partial Redemption. In case of any redemption of only part of the shares of Series C Preferred Stock or Series B-1 Preferred Stock at the time outstanding, the shares to be redeemed shall be selected on a pro rata basis or such other method as the depositary shall require that approximates a pro rata basis. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the Holder thereof.

(e) Effectiveness of Redemption. If notice of redemption has been duly given as provided in Section 7(c) and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the Holders of the shares called for redemption, so as to be and continue to be available therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date unless the Corporation defaults in the payment of the redemption price, in which case such rights shall continue until the redemption price is paid, dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the Holders thereof to receive the amount payable on such redemption, without interest. Any funds unclaimed at the end of two years from the redemption date shall, to the extent permitted by law, be released to the Corporation, after which time the Holders of the shares so called for redemption shall look only to the Corporation for payment of the redemption price of such shares. Shares of outstanding Series C Preferred Stock that are redeemed, purchased or otherwise acquired by the Corporation, or converted into another series of the Corporation’s preferred stock, shall be cancelled and shall revert to authorized but unissued shares of the Corporation’s preferred stock undesignated as to series.

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Section 8. Mandatory Conversion. Effective as of the close of business on the Mandatory Conversion Date with respect to the shares of Series C Preferred Stock of a Holder, all such Holder’s shares of Series C Preferred Stock shall automatically convert into shares of Common Stock as set forth below. The number of shares of Common Stock into which a share of Series C Preferred Stock shall be convertible shall be determined by dividing (i) the Liquidation Preference by (ii) the Applicable Conversion Price (subject to the conversion procedures of Section 9 hereof). In addition, a Holder shall receive a cash amount equal to all accrued but unpaid dividends, whether or not declared, with respect to any Section 4(c) Dividend Period completed prior to the Mandatory Conversion Date (but not with respect to the Section 4(c) Dividend Period in which the Mandatory Conversion Date occurs). Upon conversion, Holders shall receive cash in lieu of fractional shares in accordance with Section 13 hereof.

Section 9. Conversion Procedures.

(a) Upon receipt by the Corporation of the Shareholder Approvals, within two (2) Business Days thereafter, the Corporation shall provide notice of mandatory conversion to each Holder (such notice a “Notice of Mandatory Conversion”). In addition to any information required by applicable law or regulation, the Notice of Mandatory Conversion with respect to such Holder shall state, as appropriate:

(i) the Mandatory Conversion Date;

(ii) the number of shares of Common Stock to be issued upon conversion of each share of Series C Preferred Stock held of record by such Holder and subject to such mandatory conversion; and

(iii) if certificates are to be issued, the place or places where certificates for shares of Series C Preferred Stock held of record by such Holder are to be surrendered for issuance of certificates representing shares of Common Stock.

(b) Effective immediately prior to the close of business on the Mandatory Conversion Date with respect to any shares of Series C Preferred Stock, dividends shall no longer be declared on any such shares of Series C Preferred Stock and such shares of Series C Preferred Stock shall cease to be outstanding, in each case, subject to the right of the Holder to receive (i) shares of Common Stock issuable upon such mandatory conversion, (ii) any declared and unpaid dividends on such share to the extent provided in Section 4(h) and (iii) any other payments or distributions to which such Holder is otherwise entitled pursuant to Section 8, this Section 9, Section 10, Section 11 or Section 13 hereof, as applicable.

(c) No allowance or adjustment, except pursuant to Section 4 or Section 10, shall be made in respect of dividends payable to holders of the Common Stock of record as of any date prior to the close of business on the Mandatory Conversion Date with respect to any share of Series C Preferred Stock. Prior to the close of business on the Mandatory Conversion Date with respect to any share of Series C Preferred Stock, shares of Common Stock issuable upon conversion thereof, or other securities issuable upon conversion of, such share of Series C Preferred Stock shall not be deemed outstanding for any purpose, and the Holder thereof shall have no rights with respect to the Common Stock or other securities issuable upon conversion (including voting rights, rights to respond to tender offers for the Common Stock or other securities issuable upon conversion and rights to receive any dividends or other distributions on the Common Stock or other securities issuable upon conversion) by virtue of holding such share of Series C Preferred Stock, except to the extent provided in Section 4(b) or Section 10(d).

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(d) Shares of Series C Preferred Stock duly converted in accordance with these Articles of Amendment, or otherwise reacquired by the Corporation, will resume the status of authorized and unissued shares of the Corporation’s preferred stock, undesignated as to series and available for future issuance. The Corporation may from time-to-time take such appropriate action as may be necessary to reduce the authorized number of shares of Series C Preferred Stock; provided, that the Corporation shall not take any such action if such action would reduce the authorized number of shares of Series C Preferred Stock below the number of shares of Series C Preferred Stock then outstanding.

(e) The Person or Persons entitled to receive the Common Stock and/or cash, securities or other property issuable upon conversion of Series C Preferred Stock shall be treated for all purposes as the record holder(s) of such shares of Common Stock and/or securities as of the close of business on the Mandatory Conversion Date with respect thereto. In the event that a Holder shall not by written notice designate the name in which shares of Common Stock and/or cash, securities or other property (including payments of cash in lieu of fractional shares) to be issued or paid upon conversion of shares of Series C Preferred Stock should be registered or paid or the manner in which such shares should be delivered, the Corporation shall be entitled to register and deliver such shares, and make such payment, in the name of the Holder and in the manner shown on the records of the Corporation.

(f) On the Mandatory Conversion Date with respect to any share of Series C Preferred Stock, certificates representing shares of Common Stock shall be issued and delivered to the Holder thereof or such Holder’s designee (or, at the Corporation’s option such shares shall be registered in book-entry form) upon presentation and surrender of the certificate evidencing the Series C Preferred Stock to the Corporation and, if required, the furnishing of appropriate endorsements and transfer documents and the payment of all transfer and similar taxes.

Section 10. Anti-Dilution Adjustments.

(a) The Conversion Price shall be subject to the following adjustments:

(i) Stock Dividends and Distributions. If the Corporation pays dividends or other distributions on the Common Stock in shares of Common Stock, then the Conversion Price in effect immediately prior to the Ex-Date for such dividend or distribution will be multiplied by the following fraction:

    OSo

OS1

Where,

OSo =	the number of shares of Common Stock outstanding immediately prior to the Ex-Date for such dividend or distribution.

OS1 =	the sum of the number of shares of Common Stock outstanding immediately prior to the Ex-Date for such dividend or distribution plus the total number of shares of Common Stock constituting such dividend or distribution.

For the purposes of this clause (i), the number of shares of Common Stock at the time outstanding shall not include shares of Common Stock acquired by the Corporation. If any dividend or distribution described in this clause (i) is declared but not so paid or made, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to make such dividend or distribution, to such Conversion Price that would be in effect if such dividend or distribution had not

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been declared (but giving effect to any intervening adjustments that may have been made with respect to the Series C Preferred Stock).

(ii) Subdivisions, Splits and Combinations of the Common Stock. If the Corporation subdivides, splits or combines the shares of Common Stock, then the Conversion Price in effect immediately prior to the effective date of such share subdivision, split or combination will be multiplied by the following fraction:

    OSo

OS1

Where,

OS =	the number of shares of Common Stock outstanding immediately prior to the effective date of such share subdivision, split or combination.

OS1 =	the number of shares of Common Stock outstanding immediately after the opening of business on the effective date of such share subdivision, split or combination.

For the purposes of this clause (ii), the number of shares of Common Stock at the time outstanding shall not include shares of Common Stock acquired by the Corporation. If any subdivision, split or combination described in this clause (ii) is announced but the outstanding shares of Common Stock are not subdivided, split or combined, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to subdivide, split or combine the outstanding shares of Common Stock, to such Conversion Price that would be in effect if such subdivision, split or combination had not been announced (but giving effect to any intervening adjustments that may have been made with respect to Series C Preferred Stock).

(b) (i) All adjustments to the Conversion Price shall be calculated to the nearest 1/10 of a cent. No adjustment in the Conversion Price shall be required if such adjustment would be less than $0.01; provided, that any adjustments which by reason of this subparagraph are not required to be made shall be carried forward and taken into account in any subsequent adjustment; provided further that on the Mandatory Conversion Date adjustments to the Conversion Price will be made with respect to any such adjustment carried forward and which has not been taken into account before such date.

(ii) No adjustment to the Conversion Price shall be made if Holders may participate in the transaction that would otherwise give rise to an adjustment, as a result of holding the Series C Preferred Stock (including without limitation pursuant to Section 4 hereof), without having to convert the Series C Preferred Stock, as if they held the full number of shares of Common Stock into which a share of the Series C Preferred Stock may then be converted.

(iii) The Applicable Conversion Price shall not be adjusted:

(A) upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Corporation’s securities and the investment of additional optional amounts in shares of Common Stock under any such plan or under any savings or profit sharing plan;

(B) upon the issuance of any shares of Common Stock or rights or warrants to purchase such shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Corporation or any of its subsidiaries;

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(C) upon the issuance of any shares of Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date shares of the Series C Preferred Stock were first issued and not substantially amended thereafter;

(D) for a change in the par value or no par value of Common Stock; or

(E) for accrued but unpaid dividends on the Series C Preferred Stock.

(c) Whenever the Conversion Price is to be adjusted in accordance with Section 10(a) or Section 10(b), the Corporation shall: (i) compute the Conversion Price in accordance with Section 10(a) or Section 10(b), taking into account the $0.01 threshold set forth in Section 10(c) hereof; (ii) as soon as practicable following the occurrence of an event that requires an adjustment to the Conversion Price pursuant to Section 10(a) or Section 10(b), taking into account the $0.01 threshold set forth in Section 10(c) hereof (or if the Corporation is not aware of such occurrence, as soon as practicable after becoming so aware), provide, or cause to be provided, a written notice to the Holders of the occurrence of such event; and (iii) as soon as practicable following the determination of the revised Conversion Price in accordance with Section 10(a) or Section 10(b) hereof, provide, or cause to be provided, a written notice to the Holders setting forth in reasonable detail the method by which the adjustment to the Conversion Price was determined and setting forth the revised Conversion Price.

(d) The shares of Series C Preferred Stock shall also be entitled to the following rights:

(i) Issuance of Stock Purchase Rights. If the Corporation issues to all or substantially all holders of the shares of Common Stock rights or warrants (other than rights or warrants issued pursuant to a shareholders’ rights plan, a dividend reinvestment plan or share purchase plan or other similar plans) entitling them to subscribe for or purchase shares of Common Stock, then each Holder shall receive the same rights or warrants as a holder of Common Stock would receive as though such Holder’s shares of Series C Preferred Stock had been converted into such number of shares of Common Stock that such Holder’s shares of Series C Preferred Stock would then be convertible.

(ii) Debt or Asset Distributions. If the Corporation distributes to all or substantially all holders of shares of Common Stock evidences of indebtedness, shares of capital stock, securities (including, without limitation, shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit in a “spin-off” transaction), cash or other assets (excluding any dividend or distribution referred to in clause (a)(i) above, any rights or warrants referred to in clause (d)(i) above, any dividend or distribution paid exclusively in cash, and any consideration payable in connection with a tender or exchange offer made by the Corporation or any of its applicable subsidiaries) (such evidences of indebtedness, shares of capital stock, securities, cash or other assets, the “Distributed Property”), then each Holder shall receive the same distribution of Distributed Property as a holder of Common Stock would receive as though such Holder’s shares of Series C Preferred Stock had been converted into such number of shares of Common Stock that such Holder’s shares of Series C Preferred Stock would then be convertible.

(iii) Cash Distributions. If the Corporation makes a distribution consisting exclusively of cash to all holders of the Common Stock, excluding (A) any cash dividend on the Common Stock to the extent a corresponding cash dividend pursuant to Section 4 is paid on the Series C Preferred Stock, (b) any cash that is distributed in a Reorganization Event, (c) any dividend or distribution in connection with the Corporation’s liquidation, dissolution or winding up, and (d) any

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consideration payable in connection with a tender or exchange offer made by the Corporation or any of its subsidiaries, then in each event, each Holder shall receive the same distribution as a holder of Common Stock would receive as though such Holder’s shares of Series C Preferred Stock had been converted into such number of shares of Common Stock that such Holder’s shares of Series C Preferred Stock would then be convertible.

(iv) Self Tender Offers and Exchange Offers. If the Corporation or any of its subsidiaries successfully completes a tender or exchange offer for the Common Stock where the cash and the value of any other consideration included in the payment per share of the Common Stock exceeds the Closing Price per share of the Corporation’s Common Stock on the Trading Day immediately succeeding the expiration of the tender or exchange offer (such excess, the “Excess Consideration”), then each Holder shall receive the same Excess Consideration as a holder of Common Stock participating in such tender or exchange offer would receive as though such Holder’s shares of Series C Preferred Stock had been converted into such number of shares of Common Stock that such Holder’s shares of Series C Preferred Stock would then be convertible.

(v) Rights Plans. To the extent that the Corporation has a rights plan in effect with respect to the Common Stock on the Mandatory Conversion Date, upon conversion of any shares of the Series C Preferred Stock, Holders will receive, in addition to the shares of Common Stock, the rights under the rights plan, unless, prior to the Mandatory Conversion Date the rights have separated from the shares of Common Stock, in which case each Holder shall receive, at the time of separation, the same rights as if the Corporation had made a distribution to all holders of the Common Stock as described in clause (d)(i) above.

(e) Notwithstanding anything to the contrary in Section 10(d), to the extent that the foregoing provisions of Section 10(d) would result in the issuance to the holder of voting securities of the Corporation for purposes of the Federal Reserve’s Regulation Y or rights to such voting securities (any such voting securities being the “Reference Securities”), the Corporation shall issue in lieu thereof securities or rights to securities that are not voting securities for such purposes and as otherwise equivalent as possible to the Reference Securities.

Section 11. Reorganization Events. (a) In the event that for so long as any shares of Series C Preferred Stock remain outstanding there occurs:

(i) any consolidation, merger or other similar business combination of the Corporation with or into another Person, in each case pursuant to which the Common Stock will be converted into cash, securities or other property of the Corporation or another Person;

(ii) any sale, transfer, lease or conveyance to another Person of all or substantially all of the property and assets of the Corporation, in each case pursuant to which the Common Stock will be converted into cash, securities or other property of the Corporation or another Person;

(iii) any reclassification of the Common Stock into securities including securities other than the Common Stock; or

(iv) any statutory exchange of the outstanding shares of Common Stock for securities of another Person (other than in connection with a merger or acquisition);

(any such event specified in this Section 11(a), a “Reorganization Event”); then each share of such Holder’s Series C Preferred Stock outstanding immediately prior to such Reorganization Event shall remain outstanding but shall automatically convert, effective as of the close of business on the

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Mandatory Conversion Date with respect to the shares of Series C Preferred Stock of such Holder, into the type and amount of securities, cash and other property receivable in such Reorganization Event by the holder (excluding the counterparty to the Reorganization Event or an Affiliate of such counterparty) of the number of shares of Common Stock obtained by dividing (x) the Liquidation Preference by (y) the Applicable Conversion Price as of such date, plus a cash amount equal to all accrued but unpaid dividends, whether or not declared, on a per share basis, up to, but excluding, such date (such securities, cash and other property, the “Exchange Property”).

(b) In the event that holders of the shares of Common Stock have the opportunity to elect the form of consideration to be received in such transaction, the Holders shall likewise be allowed to make such an election.

(c) The above provisions of this Section 11 shall similarly apply to successive Reorganization Events and the provisions of Section 10 shall apply to any shares of capital stock of the Corporation (or any successor) received by the holders of the Common Stock in any such Reorganization Event.

(d) The Corporation (or any successor) shall, within seven days of the consummation of any Reorganization Event, provide written notice to the Holders of such consummation of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 11.

(e) The Corporation shall not enter into any agreement for a transaction constituting a Reorganization Event unless such agreement provides for or does not interfere with or prevent (as applicable) conversion of the Series C Preferred Stock into the Exchange Property in a manner that is consistent with and gives effect to this Section 11.

Section 12. Voting Rights. (a) Holders will not have any voting rights, including the right to elect any directors, except (i) voting rights, if any, required by law, and (ii) voting rights, if any, described in this Section 12.

(b) So long as any shares of Series C Preferred Stock are outstanding, the vote or consent of the Holders of at least a majority of the shares of Series C Preferred Stock at the time outstanding, voting as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for effecting or validating any of the following actions, whether or not such approval is required by North Carolina law:

(i) any amendment, alteration or repeal (including by means of a merger, consolidation or otherwise) of any provision of the Articles of Incorporation (including these Articles of Amendment) or the Corporation’s bylaws that would significantly and adversely affect the rights or preference of the Series C Preferred Stock;

(ii) any amendment or alteration (including by means of a merger, consolidation or otherwise) of the Corporation’s Articles of Incorporation to authorize, or create, or increase the authorized amount of, any shares of, or any securities convertible into shares of, any class or series of the Corporation’s capital stock ranking senior to the Series C Preferred Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation; or

(iii) the consummation of a binding share exchange or reclassification involving the Series C Preferred Stock or a merger or consolidation of the Corporation with another entity that results in any amendment, alteration or repeal of any provision of the Articles of Incorporation

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(including these Articles of Amendment) or the Corporation’s bylaws or the equivalent documents of another corporation that would significantly and adversely affect the rights or preferences of the Series C Preferred Stock, except that the Holders will have no right to vote under this provision if (x) the Series C Preferred Stock remains outstanding with the same rights, preferences, privileges and voting powers or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, is converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, that is an entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, and (y) such Series C Preferred Stock remaining outstanding with the same rights, preferences, privileges and voting powers or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the Holders thereof than the rights, preferences, privileges and voting powers of the Series C Preferred Stock, taken as a whole.

provided, however, that any increase in the amount of the authorized preferred stock of the Corporation or any securities convertible into the preferred stock of the Corporation or the creation and issuance, or an increase in the authorized or issued amount, of any series of preferred stock of the Corporation or any securities convertible into preferred stock of the Corporation ranking equally with and/or junior to the Series C Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon the Corporation’s liquidation, dissolution or winding up will not, in and of itself, be deemed to significantly and adversely affect the rights or preference of the Series C Preferred Stock and, notwithstanding any provision of North Carolina law, Holders will have no right to vote solely by reason of such an increase, creation or issuance.

(c) Notwithstanding the foregoing, Holders shall not have any voting rights if, at or prior to the effective time of the act with respect to which such vote would otherwise be required, all outstanding shares of Series C Preferred Stock shall have been converted into shares of Common Stock.

Section 13. Fractional Shares.

(a) No fractional shares of Common Stock will be issued as a result of any conversion of shares of Series C Preferred Stock.

(b) In lieu of any fractional share of Common Stock otherwise issuable in respect of any mandatory conversion pursuant to Section 8 hereof, the Corporation shall pay an amount in cash (computed to the nearest cent) equal to the same fraction of the Closing Price of the Common Stock determined as of the second Trading Day immediately preceding the Mandatory Conversion Date.

(c) If more than one share of the Series C Preferred Stock is surrendered for conversion at one time by or for the same Holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Series C Preferred Stock so surrendered.

Section 14. Reservation of Common Stock.

(a) The Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock or shares acquired by the Corporation, solely for issuance upon the conversion of shares of Series C Preferred Stock as provided in these Articles of Amendment free from any preemptive or other similar rights, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Series C Preferred Stock then outstanding.

(b) Notwithstanding the foregoing, the Corporation shall be entitled to deliver upon conversion of shares of Series C Preferred Stock, as herein provided, shares of Common Stock acquired

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by the Corporation (in lieu of the issuance of authorized and unissued shares of Common Stock), so long as any such acquired shares are free and clear of all liens, charges, security interests or encumbrances.

(c) All shares of Common Stock delivered upon conversion of the Series C Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances.

(d) Prior to the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of the Series C Preferred Stock, the Corporation shall use its reasonable best efforts to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.

(e) The Corporation hereby covenants and agrees that, if at any time the Common Stock shall be listed on the NASDAQ Capital Market or any other national securities exchange or automated quotation system, the Corporation will, if permitted by the rules of such exchange or automated quotation system, list and keep listed, so long as the Common Stock shall be so listed on such exchange or automated quotation system, all the Common Stock issuable upon conversion of the Series C Preferred Stock.

Section 15. Replacement Certificates.

(a) The Corporation shall replace any mutilated certificate at the Holder’s expense upon surrender of that certificate to the Corporation. The Corporation shall replace certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Corporation of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Corporation.

(b) The Corporation shall not be required to issue any certificates representing the Series C Preferred Stock on or after the Mandatory Conversion Date. In place of the delivery of a replacement certificate following the Mandatory Conversion Date, the Corporation, upon delivery of the evidence and indemnity described in clause (a) above, shall deliver the shares of Common Stock pursuant to the terms of the Series C Preferred Stock formerly evidenced by the certificate.

Section 16. Miscellaneous.

(a) All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three Business Days after the mailing thereof if sent by registered or certified mail (unless first-class mail shall be specifically permitted for such notice under the terms of these Articles of Amendment) with postage prepaid, addressed: (i) if to the Corporation, to its office at 1226 Eastchester Drive, High Point, NC 27262, Attention: W. Swope Montgomery, Jr., Facsimile: (336) 889-8996 with a copy to the Corporation’s legal counsel at 271 17th Street, Suite 2400, Atlanta, Georgia 30363, Attention: Steven S. Dunlevie, Facsimile: (404) 870-4828l, or (ii) if to any Holder, to such Holder at the address of such Holder as listed in the stock record books of the Corporation, or (iii) to such other address as the Corporation or any such Holder, as the case may be, shall have designated by notice similarly given.

(b) The Corporation shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of shares of Series C Preferred Stock or shares of Common Stock or other securities issued on account of Series C Preferred Stock pursuant hereto or certificates representing such shares or securities. The Corporation shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or

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delivery of shares of Series C Preferred Stock or Common Stock or other securities in a name other than that in which the shares of Series C Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.

(c) All payments on the shares of Series C Preferred Stock shall be subject to withholding and backup withholding of tax to the extent required by applicable law, subject to applicable exemptions, and amounts withheld, if any, shall be treated as received by the holders thereof.

(d) No share of Series C Preferred Stock shall have any rights of preemption whatsoever under this Articles of Amendment as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated issued or granted.

(e) The shares of Series C Preferred Stock shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Articles of Incorporation or as provided by applicable law.

(f) The Corporation covenants not to treat the Series C Preferred Stock as preferred stock for purposes of Section 305 of the Internal Revenue Code of 1986, as amended, except as otherwise required by applicable law.

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Exhibit A-2

State of North Carolina

Department of the Secretary of State

ARTICLES OF AMENDMENT

OF

BNC BANCORP

Pursuant to §55-10-06 of the General Statutes of North Carolina, the undersigned corporation hereby submits the following Articles of Amendment for the purpose of amending its Articles of Incorporation.

1.	The name of the corporation is: BNC BANCORP

2.	The text of each amendment adopted is as follows (State below or attach):

The attached designation of the preferences, limitations, and relative rights of the Corporation’s Mandatorily Convertible Cumulative Non-Voting Preferred Stock, Series B-1, was duly adopted and approved by the Corporation’s Board of Directors as provided in N.C. Gen. Stat. Section 55-6-02. Shareholder approval is not required under Section 55-6-02.

3.	If an amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment, if not contained in the amendment itself, are as follows:

Not applicable.

4.	The date of adoption of each amendment was as follows: , 2012

5.	The amendment was duly adopted and approved by the Board of Directors of the corporation, as provided for pursuant to §55-10-02 of the General Statutes of North Carolina.

6.	These articles will be effective upon filing.

This the      day of June, 2012.

BNC Bancorp
Name of Corporation

Signature

W. Swope Montgomery, Jr.
President and Chief Executive Officer

RIGHTS AND PREFERENCES

Section 1. Designation. There is hereby created out of the authorized and unissued shares of preferred stock of the Corporation a series of preferred stock designated as the “Mandatorily Convertible Cumulative Non-Voting Perpetual Preferred Stock, Series B-1” (the “Series B-1 Preferred Stock”). The number of shares constituting such series initially shall be 29,315. The par value of the Series B-1 Preferred Stock shall be no par value per share, and the liquidation preference shall be $1,000 per share.

Section 2. Ranking. The Series B-1 Preferred Stock will, with respect to dividend rights and rights on liquidation, winding up and dissolution, rank (i) on parity with the Fixed Rate Cumulative Perpetual Preferred Stock, Series A, the Mandatorily Convertible Cumulative Non-Voting Preferred Stock, Series C (the “Series C Preferred Stock”) and with each other class or series of equity securities of the Corporation the terms of which do not expressly provide that such class or series will rank senior or junior to the Series B-1 Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation (collectively referred to as “Parity Securities”) and (ii) senior to the Mandatorily Convertible Non-Voting Preferred Stock, Series B, the Corporation’s common stock, no par value per share (the “Common Stock”), the Corporation’s non-voting common stock, no par value per share (the “Non-Voting Common Stock”), and each other class or series of capital stock of the Corporation outstanding or established after the Effective Date by the Corporation the terms of which do not expressly provide that it ranks on a parity with or senior to the Series B-1 Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation (collectively referred to as “Junior Securities”). The Corporation has the power to authorize and/or issue additional shares or classes or series of Junior Securities or Parity Securities without the consent of the Holders; provided, however, that, pursuant to Section 12(b) hereof, for as long as the Series B-1 Preferred Stock remains outstanding, no preferred stock of the Corporation that would rank senior to the Series B-1 Preferred Stock may be issued without, in each case, the express approval of the Holders of at least a majority of the issued and outstanding shares of Series B-1 Preferred Stock voting as a single class.

Section 3. Definitions. The following initially capitalized terms shall have the following meanings, whether used in the singular or the plural:

(a) “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

(b) “Applicable Conversion Price” means the Conversion Price in effect at any given time.

(c) “Articles of Amendment” means these Articles of Amendment of the Corporation.

(d) “Articles of Incorporation” means the Articles of Incorporation of the Corporation, as amended.

(e) “BHC Act” means the Bank Holding Company Act of 1956, as amended.

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(f) “Business Day” means any day that is not Saturday or Sunday and that, in New York City, is not a day on which banking institutions generally are authorized or obligated by law or executive order to be closed.

(g) “Closing Price” of the Common Stock (or other relevant capital stock or equity interest) on any date of determination means the closing sale price or, if no closing sale price is reported, the last reported sale price of the shares of the Common Stock (or other relevant capital stock or equity interest) on the NASDAQ Capital Market on such date. If the Common Stock (or other relevant capital stock or equity interest) is not traded on the NASDAQ Capital Market on any date of determination, the Closing Price of the Common Stock (or other relevant capital stock or equity interest) on such date of determination means the closing sale price as reported in the composite transactions for the principal US. national or regional securities exchange on which the Common Stock (or other relevant capital stock or equity interest) is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal U.S. national or regional securities exchange on which the Common Stock (or other relevant capital stock or equity interest) is so listed or quoted, or if the Common Stock (or other relevant capital stock or equity interest) is not so listed or quoted on a US. national or regional securities exchange, the last quoted bid price for the Common Stock (or other relevant capital stock or equity interest) in the over-the-counter market as reported by OTC Markets Group Inc. or similar organization, or, if that bid price is not available, the market price of the Common Stock (or other relevant capital stock or equity interest) on that date as determined by a nationally recognized independent investment banking firm retained by the Corporation for this purpose.

For purposes of these Articles of Amendment, all references herein to the “closing sale price” and “last reported sale price” of the Common Stock (or other relevant capital stock or equity interest) on the NASDAQ Capital Market shall be such closing sale price and last reported sale price as reflected on the web site of the NASDAQ Capital Market (http://www.nasdaq.com) and as reported by Bloomberg Professional Service; provided that in the event that there is a discrepancy between the closing sale price or last reported sale price as reflected on the website of the NASDAQ Capital Market and as reported by Bloomberg Professional Service, the closing sale price and last reported sale price on the website of the NASDAQ Capital Market shall govern.

(h) “Common Stock” has the meaning set forth in Section 2.

(i) “Corporation” means BNC Bancorp, a bank holding company and corporation organized in the State of North Carolina.

(j) “Conversion Price” means for each share of Series B-1 Preferred Stock, $7.00035 provided that the foregoing shall be subject to adjustment or limitation as set forth herein.

(k) “Current Market Price” means, on any date, the average of the daily Closing Price per share of the Common Stock or other securities on each of the five consecutive Trading Days preceding the earlier of the day before the date in question and the day before the Ex-Date with respect to the issuance or distribution giving rise to an adjustment to the Conversion Price pursuant to Section 10.

(l) “Effective Date” means the date on which shares of the Series B-1 Preferred Stock are first issued.

(m) “Exchange Property” has the meaning set forth in Section 11(a).

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(n) “Ex-Date”, when used with respect to any issuance or distribution, means the first date on which the Common Stock or other securities trade without the right to receive the issuance or distribution giving rise to an adjustment to the Conversion Price pursuant to Section 10.

(o) “Holder” means the Person in whose name the shares of the Series B-1 Preferred Stock are registered, which may be treated by the Corporation as the absolute owner of the shares of Series B-1 Preferred Stock for the purpose of making payment and settling the related conversions and for all other purposes.

(p) “Junior Securities” has the meaning set forth in Section 2.

(q) “Liquidation Preference” means, as to the Series B-1 Preferred Stock, $1,000 per share (as adjusted for any split, subdivision, combination, consolidation, recapitalization or similar event with respect to the Series B-1 Preferred Stock).

(r) “Mandatory Conversion Date” means, with respect to the shares of Series B-1 Preferred Stock of any Holder, the third Business Day after which the Corporation has received the Shareholder Approvals, provided, however, that if a Mandatory Conversion Date would otherwise occur on or after an Ex-Date for an issuance or distribution that results in an adjustment of the Conversion Price pursuant to Section 10 and on or before the Record Date for such issuance or distribution, such Mandatory Conversion Date shall instead occur on the first calendar day after the Record Date for such issuance or distribution. For the avoidance of doubt, a Mandatory Conversion Date, with respect to the shares of Series B-1 Preferred Stock, shall not be deemed to have occurred unless the Shareholder Approvals relating to shares of the Series C Preferred Stock described in the definition of “Shareholder Approvals” below have been obtained.

(s) “Non-Voting Common Stock” has the meaning set forth in Section 2.

(t) “Notice of Mandatory Conversion” has the meaning set forth in Section 9(a).

(u) “Parity Securities” has the meaning set forth in Section 2.

(v) “Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

(w) “Record Date” has the meaning set forth in Section 4(d).

(x) “Reference Securities” has the meaning set forth in Section 10(e).

(y) “Reorganization Event” has the meaning set forth in Section 11(a).

(z) “Section 4(c) Dividend Payment Date” has the meaning set forth in Section 4(c).

(aa) “Section 4(c) Dividend Period” has the meaning set forth in Section 4(c).

(bb) “Securities Purchase Agreement” means the Securities Purchase Agreement, dated as of May 31, 2012, as may be amended from time to time, between the Corporation and a Holder.

(cc) “Series B-1 Preferred Stock” has the meaning set forth in Section 1.

(dd) “Series C Preferred Stock” has the meaning set forth in Section 2.

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(ee) “Shareholder Approvals” means the shareholder approvals necessary to (i) approve the conversion of the Series B-1 Preferred Stock into Non-Voting Common Stock and the conversion of such Non-Voting Common Stock into shares of Common Stock for purposes of Rule 5635 of the NASDAQ Marketplace Rules and (ii) approve the conversion of the Series C Preferred Stock into Common Stock for purposes of Rule 5635 of the NASDAQ Marketplace Rules.

(ff) “Special Dividend” has the meaning set forth in Section 4(c).

(gg) “Special Dividend Rate” means the following respective rates during each of the following respective periods:

(i) 12% per annum for the Section 4(c) Dividend Period beginning on September 30, 2012 and ending on December 31, 2012; and

(ii) 15% per annum for the dividends accruing during all Section 4(c) Dividend Periods beginning on or subsequent to December 31, 2012.

(hh) “Trading Day” means a day on which the shares of Common Stock:

(i) are not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business; and

(ii) have traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the Common Stock.

Section 4. Dividends. (a) From and after the Effective Date, the Holders shall be entitled to receive, when, as and if declared by the Board of Directors or a duly authorized committee of the Board of Directors, out of funds legally available therefor, non-cumulative dividends of the type and in the amounts determined as set forth in Section 4(b) and cumulative dividends of the type and in the amounts determined as set forth in Section 4(c), and no more.

(b) Subject to Section 4(a), if the Board of Directors or a duly authorized committee of the Board of Directors declares and pays a cash dividend in respect of Common Stock, then, as a condition to such cash dividend, the Board of Directors or such duly authorized committee of the Board of Directors shall declare and pay to the Holders of the Series B-1 Preferred Stock, on the same dates on which such cash dividend is declared or paid, as applicable, on the Common Stock, a cash dividend in an amount per share of Series B-1 Preferred Stock equal to the product of (i) the per share dividend declared and paid in respect of each share of Common Stock and (ii) the number of shares of Non-Voting Common Stock into which such share of Series B-1 Preferred Stock is then convertible, assuming receipt of the Shareholder Approvals.

(c) In addition to dividends payable under Section 4(b), dividends shall begin to accrue on September 30, 2012 and will be payable quarterly in arrears, commencing on December 31, 2012, when, as and if declared by the Board of Directors or a duly authorized committee of the Board of Directors, on March 31, June 30, September 30 and December 31 of each year, or, if any such day is not a Business Day, the next Business Day (each, a “Section 4(c) Dividend Payment Date”) for each outstanding share of Series B-1 Preferred Stock, payable in cash at the Special Dividend Rate (such dividend, the “Special Dividend”). Dividends payable pursuant to this Section 4(c), will be, for each outstanding share of Series B-1 Preferred Stock, payable in cash at an annual rate equal to the Special Dividend Rate multiplied by the sum of (A) the Liquidation Preference plus (B) all accrued but unpaid

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dividends, whether or not declared, on such shares of Series B-1 Preferred Stock for any prior Section 4(c) Dividend Period and will be computed on the basis of a 360-day year of twelve 30-day months and for any Section 4(c) Dividend Period greater or less than a full Section 4(c) Dividend Period will be computed on the basis of the actual number of days elapsed in the period divided by 360. No interest or sum of money in lieu of interest will be paid on any dividend payment on a share of Series B-1 Preferred Stock paid later than the scheduled Section 4(c) Dividend Payment Date. The period from September 30, 2012 to but excluding December 31, 2012 and each period from and including a Section 4(c) Dividend Payment Date to but excluding the following Section 4(c) Dividend Payment Date is herein referred to as a “Section 4(c) Dividend Period.” Such dividends will accumulate during each dividend period from and including the immediately preceding dividend payment date (in the case of the initial dividend period, if applicable, September 30, 2012) to but excluding the immediately succeeding dividend payment date.

(d) Each dividend will be payable to Holders of record as they appear in the records of the Corporation at the close of business on the same record date, which (i) with respect to dividends payable pursuant to Section 4(b), shall be the same day as the record date for the payment of the corresponding dividends to the holders of shares of Common Stock and (ii) with respect to dividends payable pursuant to Section 4( c), shall be on the first Business Day of the month in which the relevant Section 4( c) Dividend Payment Date occurs (each, a “Record Date”).

(e) Special Dividends on the Series B-1 Preferred Stock are cumulative. To the extent that the Board of Directors does not declare and pay dividends on the Series B-1 Preferred Stock for a Section 4(c) Dividend Period prior to the related Section 4(c) Dividend Payment Date, in full or otherwise, such unpaid dividend shall accrue and shall cumulate from such scheduled Section 4(c) Dividend Payment Date, shall compound on each subsequent Section 4(c) Dividend Payment Date and shall be payable quarterly in arrears on each subsequent Section 4(c) Dividend Payment Date. As used herein, the term “accrued” includes both accrued and accumulated dividends.

(f) If full dividends payable on Series B-1 Preferred Stock pursuant to Section 4(b) for any dividend period or Section 4(c) for any Section 4(c) Dividend Period have not been declared and paid, or declared and a sum sufficient for the payment of those dividends been set aside, the Corporation may not: (i) declare and pay or set aside for payment or declare and make or set aside for payment any distribution of assets on any Junior Securities (other than a dividend payable solely in Junior Securities); (ii) repurchase, redeem, or otherwise acquire for consideration, directly or indirectly, any Junior Securities (other than as a result of a reclassification of Junior Securities for or into other Junior Securities, or the exchange or conversion of one Junior Security for or into another Junior Security, and other than through the use of the proceeds of a substantially contemporaneous sale of other Junior Securities), nor shall any monies be paid to or made available for a sinking fund for the redemption of any Junior Securities by the Corporation; or (iii) repurchase, redeem, or otherwise acquire for consideration any Parity Securities otherwise than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series B-1 Preferred Stock and such Parity Securities except by conversion into or exchange for Junior Securities. The foregoing limitations do not apply to purchases or acquisitions of Junior Securities pursuant to any employee or director incentive or benefit plan or arrangement (including any of the Corporation’s employment, severance, or consulting agreements) of the Corporation or of any of its subsidiaries adopted before or after the Effective Date.

(g) If full dividends payable on Series B-1 Preferred Stock pursuant to Section 4(b) for the current dividend period or Section 4(c) for any Section 4(c) Dividend have not been declared and paid, or declared and a sum sufficient for the payment of those dividends been set aside, the Corporation may not declare, pay, or set aside for payment dividends on any Parity Securities or Junior Securities for any period; provided, however, that to the extent that the Corporation declares dividends on the Series B-1 Preferred Stock and on any Parity Securities but does not make full payment of such declared

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dividends, the Corporation will allocate the dividend payments on a pro rata basis among the Holders and the holders of any Parity Securities. For purposes of calculating the pro rata allocation of partial dividend payments, the Corporation will allocate dividend payments based on the ratio between the current and accrued dividends due on the shares of Series B-1 Preferred Stock and the aggregate of the current and accrued dividends due on any Parity Securities, which shall not include any accumulation for any prior dividend periods if such Parity Securities do not have a cumulative dividend.

(h) If the Mandatory Conversion Date with respect to any share of Series B-1 Preferred Stock is prior to any Record Date, the Holder of such share of Series B-1 Preferred Stock will not have the right to receive any dividends on the Series B-1 Preferred Stock with respect to such Record Date. If the Mandatory Conversion Date with respect to any share of Series B-1 Preferred Stock is after the Record Date for any declared dividend and prior to the payment date for that dividend, the Holder thereof shall receive that dividend on the relevant payment date if such Holder was the Holder of record on the Record Date for that dividend; provided, that this provision shall not affect any rights to receive any accrued but unpaid dividends on the Series B-1 Preferred Stock attributable to any Section 4(c) Dividend Period completed prior to the Record Date.

Section 5. Liquidation. (a) In the event the Corporation voluntarily or involuntarily liquidates, dissolves or winds up, the Holders at the time shall be entitled to receive liquidating distributions in an amount equal to the greater of (i) the Liquidation Preference per share of Series B-1 Preferred Stock, plus an amount equal to any accrued but unpaid dividends, whether or not declared, thereon to and including the date of such liquidation and (ii) 110% of the payment or distribution to which such Holders would be entitled if the Series B-1 Preferred Stock were converted into Non-Voting Common Stock immediately before such liquidation, dissolution or winding-up, out of assets legally available for distribution to the Corporation’s shareholders, before any distribution of assets is made to the holders of the Common Stock, Non-Voting Common Stock or any other Junior Securities. After payment of the full amount of such liquidation distribution, the Holders shall not be entitled to any further participation in any distribution of assets by the Corporation.

(b) In the event the assets of the Corporation available for distribution to shareholders upon any liquidation, dissolution or winding-up of the affairs of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full the amounts payable with respect to all outstanding shares of the Series B-1 Preferred Stock and the corresponding amounts payable on any Parity Securities, Holders and the holders of such Parity Securities shall share ratably in any distribution of assets of the Corporation in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled.

(c) The Corporation’s consolidation or merger with or into any other entity, the consolidation or merger of any other entity with or into the Corporation, or the sale of all or substantially all of the Corporation’s property or business will not constitute its liquidation, dissolution or winding up.

Section 6. Maturity. The Series B-1 Preferred Stock shall be perpetual unless converted or redeemed in accordance with these Articles of Amendment.

Section 7. Redemptions by the Corporation.

(a) Optional Redemption. The Series B-1 Preferred Stock may not be redeemed by the Corporation prior to June 30, 2017. After June 30, 2017, the Corporation, at its option, may redeem in whole or in part at any time the shares of Series B-1 Preferred Stock together with the Series C Preferred Stock at the time outstanding, upon notice given as provided in Section 7(c) below, at a redemption price per share payable in cash equal to the greater of (i) 125.0% of the sum of (A) the Liquidation Preference,

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plus (B) all accrued but unpaid dividends up to, but excluding, the date fixed for redemption, whether or not declared, and (ii) 110% of (A) the number of shares of Non-Voting Common Stock into which a share of Series B-1 Preferred Stock would be convertible on the Trading Day immediately prior to the date fixed for redemption (assuming receipt of Shareholder Approvals) multiplied by (B) the Closing Price of Common Stock on such Trading Day. The redemption price for any shares of Series B-1 Preferred Stock shall be payable on the redemption date to the Holder of such shares against surrender of the certificate(s) evidencing such shares to the Corporation or its agent. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to a Record Date shall not be paid to the Holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such Record Date.

(b) No Sinking Fund. The Series B-1 Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Series B-1 Preferred Stock will have no right to require redemption of any shares of Series B-1 Preferred Stock.

(c) Notice of Redemption. Notice of every redemption of shares of Series B-1 Preferred Stock shall be given by first class mail, postage prepaid, addressed to the Holders of the shares to be redeemed at their respective last addresses appearing on the books of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption; provided, that failure to give such notice by mail, or any defect in such notice or in the mailing thereof, to any Holder of shares of Series B-1 Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series B-1 Preferred Stock to be so redeemed except as to the Holder to whom the Corporation has failed to give such notice or except as to the Holder to whom notice was defective. Notwithstanding the foregoing, if the Series B-1 Preferred Stock or any depositary shares representing interests in the Series B-1 Preferred Stock are issued in book-entry form through The Depository Trust Company or any other similar facility, notice of redemption may be given to the Holders of Series B-1 Preferred Stock at such time and in any manner permitted by such facility. Each such notice given to a Holder shall state: (1) the redemption date; (2) the number of shares of Series B-1 Preferred Stock to be redeemed and, if less than all the shares held by such Holder are to be redeemed, the number of such shares to be redeemed from such Holder; (3) the redemption price (or manner of determination of the redemption price); and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.

(d) Partial Redemption. In case of any redemption of only part of the shares of Series B-1 Preferred Stock or Series C Preferred Stock at the time outstanding, the shares to be redeemed shall be selected on a pro rata basis or such other method as the depositary shall require that approximates a pro rata basis. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the Holder thereof.

(e) Effectiveness of Redemption. If notice of redemption has been duly given as provided in Section 7(c) and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the Holders of the shares called for redemption, so as to be and continue to be available therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date unless the Corporation defaults in the payment of the redemption price, in which case such rights shall continue until the redemption price is paid, dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the Holders thereof to receive the amount payable on such redemption, without interest. Any funds unclaimed at the end of two years from the redemption date shall, to the extent permitted by law, be

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released to the Corporation, after which time the Holders of the shares so called for redemption shall look only to the Corporation for payment of the redemption price of such shares. Shares of outstanding Series B-1 Preferred Stock that are redeemed, purchased or otherwise acquired by the Corporation, or converted into another series of the Corporation’s preferred stock, shall be cancelled and shall revert to authorized but unissued shares of the Corporation’s preferred stock undesignated as to series.

Section 8. Mandatory Conversion. Effective as of the close of business on the Mandatory Conversion Date with respect to the shares of Series B-1 Preferred Stock of a Holder, all such Holder’s shares of Series B-1 Preferred Stock shall automatically convert into shares of Non-Voting Common Stock as set forth below. The number of shares of Non-Voting Common Stock into which a share of Series B-1 Preferred Stock shall be convertible shall be determined by dividing (i) the Liquidation Preference by (ii) the Applicable Conversion Price (subject to the conversion procedures of Section 9 hereof). In addition, a Holder shall receive a cash amount equal to all accrued but unpaid dividends, whether or not declared, with respect to any Section 4(c) Dividend Period completed prior to the Mandatory Conversion Date (but not with respect to the Section 4(c) Dividend Period in which the Mandatory Conversion Date occurs). Upon conversion, Holders shall receive cash in lieu of fractional shares in accordance with Section 13 hereof.

Section 9. Conversion Procedures.

(a) Upon receipt by the Corporation of the Shareholder Approvals, within two (2) Business Days thereafter, the Corporation shall provide notice of mandatory conversion to each Holder (such notice a “Notice of Mandatory Conversion”). In addition to any information required by applicable law or regulation, the Notice of Mandatory Conversion with respect to such Holder shall state, as appropriate:

(i) the Mandatory Conversion Date;

(ii) the number of shares of Non-Voting Common Stock to be issued upon conversion of each share of Series B-1 Preferred Stock held of record by such Holder and subject to such mandatory conversion; and

(iii) if certificates are to be issued, the place or places where certificates for shares of Series B-1 Preferred Stock held of record by such Holder are to be surrendered for issuance of certificates representing shares of Non-Voting Common Stock.

(b) Effective immediately prior to the close of business on the Mandatory Conversion Date with respect to any shares of Series B-1 Preferred Stock, dividends shall no longer be declared on any such shares of Series B-1 Preferred Stock and such shares of Series B-1 Preferred Stock shall cease to be outstanding, in each case, subject to the right of the Holder to receive (i) shares of Non-Voting Common Stock issuable upon such mandatory conversion, (ii) any declared and unpaid dividends on such share to the extent provided in Section 4(h) and (iii) any other payments or distributions to which such Holder is otherwise entitled pursuant to Section 8, this Section 9, Section 10, Section 11 or Section 13 hereof, as applicable.

(c) No allowance or adjustment, except pursuant to Section 4 or Section 10, shall be made in respect of dividends payable to holders of the Common Stock of record as of any date prior to the close of business on the Mandatory Conversion Date with respect to any share of Series B-1 Preferred Stock. Prior to the close of business on the Mandatory Conversion Date with respect to any share of Series B-1 Preferred Stock, shares of Non-Voting Common Stock issuable upon conversion thereof, or other securities issuable upon conversion of, such share of Series B-1 Preferred Stock shall

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not be deemed outstanding for any purpose, and the Holder thereof shall have no rights with respect to the Non-Voting Common Stock or other securities issuable upon conversion (including voting rights, rights to respond to tender offers for the Non-Voting Common Stock or other securities issuable upon conversion and rights to receive any dividends or other distributions on the Common Stock or other securities issuable upon conversion) by virtue of holding such share of Series B-1 Preferred Stock, except to the extent provided in Section 4(b) or Section 10(d).

(d) Shares of Series B-1 Preferred Stock duly converted in accordance with these Articles of Amendment, or otherwise reacquired by the Corporation, will resume the status of authorized and unissued shares of the Corporation’s preferred stock, undesignated as to series and available for future issuance. The Corporation may from time-to-time take such appropriate action as may be necessary to reduce the authorized number of shares of Series B-1 Preferred Stock; provided, that the Corporation shall not take any such action if such action would reduce the authorized number of shares of Series B-1 Preferred Stock below the number of shares of Series B-1 Preferred Stock then outstanding.

(e) The Person or Persons entitled to receive the Non-Voting Common Stock and/or cash, securities or other property issuable upon conversion of Series B-1 Preferred Stock shall be treated for all purposes as the record holder(s) of such shares of Non-Voting Common Stock and/or securities as of the close of business on the Mandatory Conversion Date with respect thereto. In the event that a Holder shall not by written notice designate the name in which shares of Non-Voting Common Stock and/or cash, securities or other property (including payments of cash in lieu of fractional shares) to be issued or paid upon conversion of shares of Series B-1 Preferred Stock should be registered or paid or the manner in which such shares should be delivered, the Corporation shall be entitled to register and deliver such shares, and make such payment, in the name of the Holder and in the manner shown on the records of the Corporation.

(f) On the Mandatory Conversion Date with respect to any share of Series B-1 Preferred Stock, certificates representing shares of Non-Voting Common Stock shall be issued and delivered to the Holder thereof or such Holder’s designee (or, at the Corporation’s option such shares shall be registered in book-entry form) upon presentation and surrender of the certificate evidencing the Series B-1 Preferred Stock to the Corporation and, if required, the furnishing of appropriate endorsements and transfer documents and the payment of all transfer and similar taxes.

Section 10. Anti-Dilution Adjustments.

(a) The Conversion Price shall be subject to the following adjustments:

(i) Stock Dividends and Distributions. If the Corporation pays dividends or other distributions on the Common Stock in shares of Common Stock, then the Conversion Price in effect immediately prior to the Ex-Date for such dividend or distribution will be multiplied by the following fraction:

    OSo

OS 1

Where,

OSo =	the number of shares of Common Stock outstanding immediately prior to the Ex-Date for such dividend or distribution.

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OS 1 =	the sum of the number of shares of Common Stock outstanding immediately prior to the Ex-Date for such dividend or distribution plus the total number of shares of Common Stock constituting such dividend or distribution.

For the purposes of this clause (i), the number of shares of Common Stock at the time outstanding shall not include shares of Common Stock acquired by the Corporation. If any dividend or distribution described in this clause (i) is declared but not so paid or made, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to make such dividend or distribution, to such Conversion Price that would be in effect if such dividend or distribution had not been declared (but giving effect to any intervening adjustments that may have been made with respect to the Series B-1 Preferred Stock).

(ii) Subdivisions, Splits and Combinations of the Common Stock. If the Corporation subdivides, splits or combines the shares of Common Stock, then the Conversion Price in effect immediately prior to the effective date of such share subdivision, split or combination will be multiplied by the following fraction:

    OSo

OS 1

Where,

OS =	the number of shares of Common Stock outstanding immediately prior to the effective date of such share subdivision, split or combination.

OS 1 =	the number of shares of Common Stock outstanding immediately after the opening of business on the effective date of such share subdivision, split or combination.

For the purposes of this clause (ii), the number of shares of Common Stock at the time outstanding shall not include shares of Common Stock acquired by the Corporation. If any subdivision, split or combination described in this clause (ii) is announced but the outstanding shares of Common Stock are not subdivided, split or combined, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to subdivide, split or combine the outstanding shares of Common Stock, to such Conversion Price that would be in effect if such subdivision, split or combination had not been announced (but giving effect to any intervening adjustments that may have been made with respect to Series B-1 Preferred Stock).

(b) (i) All adjustments to the Conversion Price shall be calculated to the nearest 1/10 of a cent. No adjustment in the Conversion Price shall be required if such adjustment would be less than $0.01; provided, that any adjustments which by reason of this subparagraph are not required to be made shall be carried forward and taken into account in any subsequent adjustment; provided further that on the Mandatory Conversion Date adjustments to the Conversion Price will be made with respect to any such adjustment carried forward and which has not been taken into account before such date.

(ii) No adjustment to the Conversion Price shall be made if Holders may participate in the transaction that would otherwise give rise to an adjustment, as a result of holding the Series B-1 Preferred Stock (including without limitation pursuant to Section 4 hereof), without having to convert the Series B-1 Preferred Stock, as if they held the full number of shares of Non-Voting Common Stock into which a share of the Series B-1 Preferred Stock may then be converted.

(iii) The Applicable Conversion Price shall not be adjusted:

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(A) upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Corporation’s securities and the investment of additional optional amounts in shares of Common Stock under any such plan or under any savings or profit sharing plan;

(B) upon the issuance of any shares of Common Stock or rights or warrants to purchase such shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Corporation or any of its subsidiaries;

(C) upon the issuance of any shares of Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date shares of the Series B-1 Preferred Stock were first issued and not substantially amended thereafter;

(D) for a change in the par value or no par value of the Common Stock; or

(E) for accrued but unpaid dividends on the Series B-1 Preferred Stock.

(c) Whenever the Conversion Price is to be adjusted in accordance with Section 10(a) or Section 10(b), the Corporation shall: (i) compute the Conversion Price in accordance with Section 10(a) or Section 10(b), taking into account the $0.01 threshold set forth in Section 10(c) hereof; (ii) as soon as practicable following the occurrence of an event that requires an adjustment to the Conversion Price pursuant to Section 10(a) or Section 10(b), taking into account the $0.01 threshold set forth in Section 10(c) hereof (or if the Corporation is not aware of such occurrence, as soon as practicable after becoming so aware), provide, or cause to be provided, a written notice to the Holders of the occurrence of such event; and (iii) as soon as practicable following the determination of the revised Conversion Price in accordance with Section 10(a) or Section 10(b) hereof, provide, or cause to be provided, a written notice to the Holders setting forth in reasonable detail the method by which the adjustment to the Conversion Price was determined and setting forth the revised Conversion Price.

(d) The shares of Series B-1 Preferred Stock shall also be entitled to the following rights:

(i) Issuance of Stock Purchase Rights. If the Corporation issues to all or substantially all holders of the shares of Common Stock rights or warrants (other than rights or warrants issued pursuant to a shareholders’ rights plan, a dividend reinvestment plan or share purchase plan or other similar plans) entitling them to subscribe for or purchase shares of Common Stock, then each Holder shall receive the same rights or warrants as a holder of Common Stock would receive as though such Holder’s shares of Series B-1 Preferred Stock had been converted into shares of Non-Voting Common Stock and that such Non-Voting Common Stock had been converted into Common Stock.

(ii) Debt or Asset Distributions. If the Corporation distributes to all or substantially all holders of shares of Common Stock evidences of indebtedness, shares of capital stock, securities (including, without limitation, shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit in a “spin-off” transaction), cash or other assets (excluding any dividend or distribution referred to in clause (a)(i) above, any rights or warrants referred to in clause (d)(i) above, any dividend or distribution paid exclusively in cash, and any consideration payable in connection with a tender or exchange offer made by the Corporation or any of its applicable subsidiaries) (such evidences of indebtedness, shares of capital stock, securities, cash or

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other assets, the “Distributed Property”), then each Holder shall receive the same distribution of Distributed Property as a holder of Common Stock would receive as though such Holder’s shares of Series B-1 Preferred Stock had been converted into shares of Non-Voting Common Stock and that such Non-Voting Common Stock had been converted into Common Stock.

(iii) Cash Distributions. If the Corporation makes a distribution consisting exclusively of cash to all holders of the Common Stock, excluding (A) any cash dividend on the Common Stock to the extent a corresponding cash dividend pursuant to Section 4 is paid on the Series B-1 Preferred Stock, (b) any cash that is distributed in a Reorganization Event, (c) any dividend or distribution in connection with the Corporation’s liquidation, dissolution or winding up, and (d) any consideration payable in connection with a tender or exchange offer made by the Corporation or any of its subsidiaries, then in each event, each Holder shall receive the same distribution as a holder of Common Stock would receive as though such Holder’s shares of Series B-1 Preferred Stock had been converted into shares of Non-Voting Common Stock and that such Non-Voting Common Stock had been converted into Common Stock.

(iv) Self Tender Offers and Exchange Offers. If the Corporation or any of its subsidiaries successfully completes a tender or exchange offer for the Common Stock where the cash and the value of any other consideration included in the payment per share of the Common Stock exceeds the Closing Price per share of the Corporation’s Common Stock on the Trading Day immediately succeeding the expiration of the tender or exchange offer (such excess, the “Excess Consideration”), then each Holder shall receive the same Excess Consideration as a holder of Common Stock participating in such tender or exchange offer would receive as though such Holder’s shares of Series B-1 Preferred Stock had been converted into shares of Non-Voting Common Stock and that such Non-Voting Common Stock had been converted into Common Stock

(v) Rights Plans. To the extent that the Corporation has a rights plan in effect with respect to the Common Stock on the Mandatory Conversion Date, upon conversion of any shares of the Series B-1 Preferred Stock, Holders will receive, in addition to the shares of Non-Voting Common Stock, the rights under the rights plan, unless, prior to the Mandatory Conversion Date the rights have separated from the shares of Non-Voting Common Stock, in which case each Holder shall receive, at the time of separation, the same rights as if the Corporation had made a distribution to all holders of the Common Stock as described in clause (d)(i) above as though such Holder’s shares of Series B-1 Preferred Stock had been converted into shares of Non-Voting Common Stock and that such Non-Voting Common Stock had been converted into Common Stock.

(e) Notwithstanding anything to the contrary in Section 10(d), to the extent that the foregoing provisions of Section 10(d) would result in the issuance to the holder of voting securities of the Corporation for purposes of the Federal Reserve’s Regulation Y or rights to such voting securities(any such voting securities being the “Reference Securities”), the Corporation shall issue in lieu thereof securities or rights to securities that are not voting securities for such purposes and as otherwise equivalent as possible to the Reference Securities.

Section 11. Reorganization Events. (a) In the event that for so long as any shares of Series B-1 Preferred Stock remain outstanding there occurs:

(i) any consolidation, merger or other similar business combination of the Corporation with or into another Person, in each case pursuant to which the Common Stock will be converted into cash, securities or other property of the Corporation or another Person;

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(ii) any sale, transfer, lease or conveyance to another Person of all or substantially all of the property and assets of the Corporation, in each case pursuant to which the Common Stock will be converted into cash, securities or other property of the Corporation or another Person;

(iii) any reclassification of the Common Stock into securities including securities other than the Common Stock; or

(iv) any statutory exchange of the outstanding shares of Common Stock for securities of another Person (other than in connection with a merger or acquisition);

(any such event specified in this Section 11(a), a “Reorganization Event”); then each share of such Holder’s Series B-1 Preferred Stock outstanding immediately prior to such Reorganization Event shall remain outstanding but shall automatically convert, effective as of the close of business on the Mandatory Conversion Date with respect to the shares of Series B-1 Preferred Stock of such Holder, into the type and amount of securities, cash and other property receivable in such Reorganization Event by the holder (excluding the counterparty to the Reorganization Event or an Affiliate of such counterparty ) of the number of shares of Common Stock a holder would receive as though such Holder’s shares of Series B-1 Preferred Stock had been converted into shares of Non-Voting Common Stock and that such shares of Non-Voting Common Stock had been converted into Common Stock obtained by dividing (x) the Liquidation Preference by (y) the Applicable Conversion Price as of such date, plus a cash amount equal to all accrued but unpaid dividends, whether or not declared, on a per share basis, up to, but excluding, such date (such securities, cash and other property, the “Exchange Property”).

(b) In the event that holders of the shares of Non-Voting Common Stock have the opportunity to elect the form of consideration to be received in such transaction, the Holders shall likewise be allowed to make such an election.

(c) The above provisions of this Section 11 shall similarly apply to successive Reorganization Events and the provisions of Section 10 shall apply to any shares of capital stock of the Corporation (or any successor) received by the holders of the Non-Voting Common Stock in any such Reorganization Event.

(d) The Corporation (or any successor) shall, within seven days of the consummation of any Reorganization Event, provide written notice to the Holders of such consummation of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 11.

(e) The Corporation shall not enter into any agreement for a transaction constituting a Reorganization Event unless such agreement provides for or does not interfere with or prevent (as applicable) conversion of the Series B-1 Preferred Stock into the Exchange Property in a manner that is consistent with and gives effect to this Section 11.

Section 12. Voting Rights. (a)Holders will not have any voting rights, including the right to elect any directors, except (i) voting rights, if any, required by law, and (ii) voting rights, if any, described in this Section 12.

(b) So long as any shares of Series B-1 Preferred Stock are outstanding, the vote or consent of the Holders of at least a majority of the shares of Series B-1 Preferred Stock at the time outstanding, voting as a single class, given in person or by proxy, either in writing without a meeting or

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by vote at any meeting called for the purpose, will be necessary for effecting or validating any of the following actions, whether or not such approval is required by North Carolina law:

(i) any amendment, alteration or repeal (including by means of a merger, consolidation or otherwise) of any provision of the Articles of Incorporation (including these Articles of Amendment) or the Corporation’s bylaws that would significantly and adversely affect the rights or preference of the Series B-1 Preferred Stock;

(ii) any amendment or alteration (including by means of a merger, consolidation or otherwise) of the Corporation’s Articles of Incorporation to authorize, or create, or increase the authorized amount of, any shares of, or any securities convertible into shares of, any class or series of the Corporation’s capital stock ranking senior to the Series B-1 Preferred Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation; or

(iii) the consummation of a binding share exchange or reclassification involving the Series B-1 Preferred Stock or a merger or consolidation of the Corporation with another entity that results in any amendment, alteration or repeal of any provision of the Articles of Incorporation (including these Articles of Amendment) or the Corporation’s bylaws or the equivalent documents of another corporation that would significantly and adversely affect the rights or preferences of the Series B-1 Preferred Stock, except that the Holders will have no right to vote under this provision if (x) the Series B-1 Preferred Stock remains outstanding with the same rights, preferences, privileges and voting powers or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, is converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, that is an entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, and (y) such Series B-1 Preferred Stock remaining outstanding with the same rights, preferences, privileges and voting powers or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the Holders thereof than the rights, preferences, privileges and voting powers of the Series B-1 Preferred Stock, taken as a whole.

provided, however, that any increase in the amount of the authorized preferred stock of the Corporation or any securities convertible into the preferred stock of the Corporation or the creation and issuance, or an increase in the authorized or issued amount, of any series of preferred stock of the Corporation or any securities convertible into preferred stock of the Corporation ranking equally with and/or junior to the Series B-1 Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon the Corporation’s liquidation, dissolution or winding up will not, in and of itself, be deemed to significantly and adversely affect the rights or preference of the Series B-1 Preferred Stock and, notwithstanding any provision of North Carolina law, Holders will have no right to vote solely by reason of such an increase, creation or issuance.

(c) Notwithstanding the foregoing, Holders shall not have any voting rights if, at or prior to the effective time of the act with respect to which such vote would otherwise be required, all outstanding shares of Series B-1 Preferred Stock shall have been converted into shares of Non-Voting Common Stock.

Section 13. Fractional Shares.

(a) No fractional shares of Non-Voting Common Stock will be issued as a result of any conversion of shares of Series B-1 Preferred Stock.

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(b) In lieu of any fractional share of Non-Voting Common Stock otherwise issuable in respect of any mandatory conversion pursuant to Section 8 hereof, the Corporation shall pay an amount in cash (computed to the nearest cent) equal to the same fraction of the Closing Price of the Non-Voting Common Stock determined as of the second Trading Day immediately preceding the Mandatory Conversion Date.

(c) If more than one share of the Series B-1 Preferred Stock is surrendered for conversion at one time by or for the same Holder, the number of full shares of Non-Voting Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Series B-1 Preferred Stock so surrendered.

Section 14. Reservation of Non-Voting Common Stock and Common Stock.

(a) The Corporation shall at all times reserve and keep available out of its authorized and unissued Non-Voting Common Stock and Common Stock or shares acquired by the Corporation, solely for issuance upon the conversion of shares of Series B-1 Preferred Stock and conversion of the Non-Voting Common Stock as provided in these Articles of Amendment and as provided in the Company’s Articles of Incorporation free from any preemptive or other similar rights, such number of shares of Non-Voting Common Stock as shall from time to time be issuable upon the conversion of all the shares of Series B-1 Preferred Stock then outstanding and such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the related shares of Non-Voting Common Stock then outstanding.

(b) Notwithstanding the foregoing, the Corporation shall be entitled to deliver upon conversion of shares of Series B-1 Preferred Stock, as herein provided, shares of Non-Voting Common Stock acquired by the Corporation (in lieu of the issuance of authorized and unissued shares of Non-Voting Common Stock), so long as any such acquired shares are free and clear of all liens, charges, security interests or encumbrances.

(c) All shares of Non-Voting Common Stock delivered upon conversion of the Series B-1 Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances.

(d) Prior to the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of the Series B-1 Preferred Stock, the Corporation shall use its reasonable best efforts to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.

(e) The Corporation hereby covenants and agrees that, if at any time the Common Stock shall be listed on the NASDAQ Capital Market or any other national securities exchange or automated quotation system, the Corporation will, if permitted by the rules of such exchange or automated quotation system, list and keep listed, so long as the Common Stock shall be so listed on such exchange or automated quotation system, all the Common Stock issuable upon conversion of the Non-Voting Common Stock.

Section 15. Replacement Certificates.

(a) The Corporation shall replace any mutilated certificate at the Holder’s expense upon surrender of that certificate to the Corporation. The Corporation shall replace certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Corporation of satisfactory

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evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Corporation.

(b) The Corporation shall not be required to issue any certificates representing the Series B-1 Preferred Stock on or after the Mandatory Conversion Date. In place of the delivery of a replacement certificate following the Mandatory Conversion Date, the Corporation, upon delivery of the evidence and indemnity described in clause (a) above, shall deliver the shares of Non-Voting Common Stock pursuant to the terms of the Series B-1 Preferred Stock formerly evidenced by the certificate.

Section 16. Miscellaneous.

(a) All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three Business Days after the mailing thereof if sent by registered or certified mail (unless first-class mail shall be specifically permitted for such notice under the terms of these Articles of Amendment) with postage prepaid, addressed: (i) if to the Corporation, to its office at 1226 Eastchester Drive, High Point, NC 27262, Attention: W. Swope Montgomery, Jr., Facsimile: (336) 889-8996 with a copy to the Corporation’s legal counsel at 271 17th Street, Suite 2400, Atlanta, Georgia 30363, Attention: Steven S. Dunlevie, Facsimile: (404) 870-4828l, or (ii) if to any Holder, to such Holder at the address of such Holder as listed in the stock record books of the Corporation, or (iii) to such other address as the Corporation or any such Holder, as the case may be, shall have designated by notice similarly given.

(b) The Corporation shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of shares of Series B-1 Preferred Stock or shares of Non-Voting Common Stock or other securities issued on account of Series B-1 Preferred Stock pursuant hereto or certificates representing such shares or securities. The Corporation shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series B-1 Preferred Stock or Common Stock or other securities in a name other than that in which the shares of Series B-1 Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.

(c) All payments on the shares of Series B-1 Preferred Stock shall be subject to withholding and backup withholding of tax to the extent required by applicable law, subject to applicable exemptions, and amounts withheld, if any, shall be treated as received by the holders thereof.

(d) No share of Series B-1 Preferred Stock shall have any rights of preemption whatsoever under this Articles of Amendment as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated issued or granted.

(e) The shares of Series B-1 Preferred Stock shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Articles of Incorporation or as provided by applicable law.

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(f) The Corporation covenants not to treat the Series B-1 Preferred Stock as preferred stock for purposes of Section 305 of the Internal Revenue Code of 1986, as amended, except as otherwise required by applicable law.

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